Exhibit 2.2

EXECUTION COPY

F/C ACQUISITION HOLDINGS LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December 22, 2000

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	ORGANIZATION OF THE COMPANY	1

2.1	Formation	1
2.2	Name	1
2.3	Initial Members	1
2.4	Class Interests	2
2.5	Principal Office; Other Offices	3
2.6	Registered Office and Agent	3
2.7	Qualification in Other Jurisdictions	3
2.8	No State-Law Partnership	3
2.9	Title to Property	3
2.10	No Payments of Individual Obligations	3
2.11	Required Actions	4

ARTICLE III	BUSINESS OF THE COMPANY	4

3.1	Purposes of the Company	4
3.2	Powers of the Company	5
3.3	Limits of the Company	5
3.4	Non-Competition	5
3.5	Authority and Responsibility of Members	6
3.6	Organizational and Acquisition Costs	6
3.7	Operating Costs	6

ARTICLE IV	TERM OF THE COMPANY	7

ARTICLE V	CAPITAL CONTRIBUTIONS	7

5.1	Initial Capital Contributions	7
5.2	Required Additional Capital Contributions	7
5.3	Optional Additional Capital Contributions	7

ARTICLE VI	DISTRIBUTIONS	7

6.1	Distributions of Net Cash Flow	7
6.2	Amounts Withheld	8
6.3	Classes of Interest	8

ARTICLE VII	MANAGEMENT OF THE COMPANY	8

7.1	General	8
7.2	Operating Member	8
7.3	Meetings of Members	10
7.4	Limitation on Authority	12
7.5	Budgets	12
7.6	Investment Committee	13
7.7	Certain Obligations	13

ARTICLE VIII	BUY/SELL ARRANGEMENTS	14

8.1	Buy/Sell Right	14
8.2	Exceptions	16

ARTICLE IX	CAPITAL ACCOUNTS	16

9.1	Sub-Accounts and Capital Accounts	16
9.2	Compliance with Treasury Regulation	18
9.3	Withdrawal of Capital	18
9.4	No Interest on Capital	18
9.5	Negative Capital Account	18

ARTICLE X	ALLOCATIONS	18

10.1	Allocation of Net Profits, Net Losses, Other Net Profit and Other Net Losses	18
10.2	Regulatory Allocations	19
10.3	Curative Allocations	21
10.4	Net Loss Limitation	21
10.5	Other Allocation Rules	21
10.6	Tax Allocations	22

ARTICLE XI	CERTAIN TAX MATTERS	23

11.1	Treatment of Company	23
11.2	Tax Matters Member	23

ARTICLE XII	INDEMNIFICATION AND INSURANCE	24

12.1	Standard of Performance	24
12.2	Indemnification by the Company	24
12.3	Mutual Indemnification by Members	25
12.4	Indemnification Procedure	25
12.5	Limitation on Liability of Members	26

ARTICLE XIII	TRANSFERS OF INTERESTS	26

13.1	General	26
13.2	General Transfer Provisions	27
13.3	Admission of New Members	27
13.4	Certain Redemption Rights	27
13.5	Compliance; No Publicly Traded Partnership	28
13.6	Waiver of Partition	28
13.7	Tax Allocations and Cash Distributions in Transfers	29

ARTICLE XIV	FINANCIAL AND ACCOUNTING MATTERS	29

14.1	Bank Accounts; Investments	29
14.2	Fiscal Year	29
14.3	Books and Records	29
14.4	Annual Audit	30
14.5	Special Basis Adjustment	30
14.6	Regulatory Reporting	31
14.7	Insurance	31

ARTICLE XV	DISSOLUTION AND TERMINATION	31

15.1	Events Causing Dissolution	31
15.2	Effect of Dissolution	31
15.3	Liquidation	32
15.4	Compensation of Liquidator	32
15.5	No Deficit Restoration	32
15.6	Distribution of Sale Proceeds and Other Assets	33
15.7	Final Audit	33
15.8	Date of Termination	33
15.9	Disposition of Books and Records	34

ARTICLE XVI	MISCELLANEOUS	34

16.1	Notices	34
16.2	Confidentiality	34
16.3	Governing Law	35
16.4	Submission to Jurisdiction	35
16.5	Amendments	35
16.6	Attorneys' Fees	35
16.7	Successors	35
16.8	Captions	35
16.9	Invalidity	35
16.10	Waivers	35
16.11	Injunctive Relief	35
16.12	Entire Agreement	36
16.13	No Third Party Beneficiaries	36
16.14	Assignment	36
16.15	Further Assurances	36
16.16	Interpretation	36
16.17	Counterparts	36

APPENDICES

Appendix A   -   Definitions
Appendix B   -   Members
Appendix C   -   Company Major Decisions
Appendix D   -   Class Major Decisions
Appendix E   -   Addresses for Notices

          THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of F/C ACQUISITION HOLDINGS LLC, a Delaware limited liability company (the "Company"), is entered into as of December 22, 2000, by and between, F/C PRT INVESTMENT INC., a Delaware corporation, which is a real estate investment trust within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended ("Fortress"), and CHELSEA GCA REALTY PARTNERSHIP, L.P., a Delaware limited partnership ("Chelsea"). Fortress and Chelsea shall hereinafter be referred to individually as an "Initial Member" and collectively as the "Initial Members". The Initial Members and any other Person who shall hereafter execute and deliver this Agreement as a member pursuant to the provisions hereof shall hereinafter be referred to individually as a "Member" and collectively as the "Members".

          WHEREAS the Initial Members have formed the Company in accordance with the provisions of the Delaware Limited Liability Act pursuant to a Certificate of Formation dated December 13, 2000 (the "Certificate"); and

          WHEREAS, in accordance with the Delaware Limited Liability Act, each Initial Member desires to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company and to provide for the management of the business and operations of the Company.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Capitalized terms used but not defined herein shall have the respective meanings specified in Appendix A hereto or, if not specified therein, in the Act.

ARTICLE II
ORGANIZATION OF THE COMPANY

          2.1 Formation. The Company was formed as a limited liability company under the Act by filing the Certificate with the Delaware Secretary of State on December 13, 2000. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement.

          2.2 Name. The name of the Company is "F/C ACQUISITION HOLDINGS LLC". All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name; provided, however, that the Members may hereafter change the name of the Company or adopt such trade or fictitious names for use by the Company as may be permitted by applicable Law.

          2.3 Initial Members. The Initial Members of the Company and the addresses of such Initial Members are set forth in Appendix B hereto. Each Initial Member hereby represents and warrants that (i) such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as it has been and is now being conducted and to enter into this Agreement, (ii) the execution, delivery and performance of this Agreement by such Member has been duly authorized, executed and delivered by it, and this Agreement is the legal, valid and binding obligation of such Member enforceable in accordance with its terms, (iii) the execution, delivery and performance by such Member of this Agreement and the performance of its obligations hereunder do not, and will not, (w) violate or conflict with any provision of its constituent documents, (x) violate applicable Law, (y) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, indenture, lien, mortgage, lease, permit, guaranty or other agreement, instrument or obligation to which such Member or any of its affiliates is a party or by which any of their respective properties may be bound, other than as previously disclosed in writing to the other Initial Member, or (z) require any material consent, approval, authorization or permission of, or filing with or notification to, any Governmental Entity or any other Person, (iv) such Member is acquiring its Membership Interest for investment solely for such Member's own account and not for distribution, transfer or sale to others in connection with any distribution or public offering, (v) such Member understands that there will not be any public market for the Membership Interests and that such Member must bear the economic risk of an investment in the Company for an indefinite period of time because (x) the Membership Interests have not been registered under the Securities Act and applicable state securities Laws and (y) such Member may not Transfer, in whole or in part, its Membership Interests except in accordance with this Agreement and then only if such Membership Interests are subsequently registered in accordance with the provisions of the Securities Act and applicable state securities Laws or such registration is not required, and (vi) such Member understands that the Company is not obligated to register the Membership Interests for resale under the Securities Act or any applicable state securities Laws.

          2.4 Class Interests.

          (a) General. There are hereby created two separate classes of Membership Interests in the Company (each, a "Class Interest"). Each Class Interest shall correspond to the Company's limited liability company interest in one or more Subsidiaries.

          (b) Class A Interests. Each Initial Member shall initially own a Class Interest (the "Class A Interest"), corresponding to the Percentage Interest set forth opposite such Initial Member's name in Appendix B hereto and carrying with it the management and economic rights specified in this Agreement with respect to the Company's limited liability company interest directly in F/C Gilroy Holdings LLC and indirectly in F/C Gilroy Development LLC, each a wholly owned Subsidiary of the Company (the "Class A Subsidiaries").

          (c) Class B Interests. Each Initial Member shall initially own a Class Interest (the "Class B Interest"), corresponding to the Percentage Interest set forth opposite such Initial Member's name in Appendix B hereto, carrying with it the management and economic rights specified in this Agreement with respect to the Company's limited liability company interests (i) directly in F/C PRT Holdings LLC and indirectly in F/C Waterloo Development LLC, F/C Michigan City Development LLC, and F/C Kittery Development LLC, each a wholly owned Subsidiary of the Company, (ii) directly in Michigan Parking LLC, F/C Acquisition 1, LLC, F/C Acquisition 2, LLC and F/C Acquisition 3, LLC, each a wholly owned Subsidiary of the Company, and (iii) directly or indirectly in such other Subsidiaries in which the Company may from time to time have a limited liability company interest (each of the foregoing Subsidiaries referred to in this Section 2.4(c), a "Class B Subsidiary" and, collectively, the "Class B Subsidiaries").

          2.5 Principal Office; Other Offices. The location of the principal office of the Company shall be c/o Chelsea GCA Realty Partnership, L.P., 103 Eisenhower Parkway, Roseland, New Jersey 07068. The Members may hereafter change the principal place of business of the Company to such other place or places within northern New Jersey or the metropolitan New York City area as the Operating Member may from time to time determine in accordance with the applicable requirements of the Act. The Company may establish and maintain such other offices and additional places of business of the Company and its Subsidiaries, either within or outside the State of Delaware, as the Operating Member may deem necessary or convenient.

          2.6 Registered Office and Agent. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office as the Members may from time to time Approve in accordance with the applicable requirements of the Act. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Operating Member may from time to time determine in accordance with the applicable requirements of the Act.

          2.7 Qualification in Other Jurisdictions. The Operating Member shall have authority to cause the Company or any Subsidiary to do business in such jurisdictions in the United States (other than the State of Delaware) only if (i) such jurisdiction has enacted a limited liability company statute and (ii) the Members shall have Approved the qualification of the Company or such Subsidiary, as applicable, under such statute to do business as a foreign limited liability company in such jurisdiction.

          2.8 No State-Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute the Company (including its Subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

          2.9 Title to Property. No Member, individually or collectively, shall have any ownership interest in any properties or other assets, real or personal, of the Company or any Subsidiary in its individual name or right. Each Member's interest in the Company, and the Company's interest in each Subsidiary, shall be personal property for all purposes. Each of the Members expressly agrees its Membership Interests (including any Class Interests) are securities governed by Article 8 of the UCC. All properties and other assets, real or personal, owned by any Subsidiary shall be owned by and in the name of such Subsidiary.

          2.10 No Payments of Individual Obligations. Subject to the provisions of this Agreement, the Members shall use the Company's credit and assets solely for the benefit of the Company and each Subsidiary. No property or other asset of the Company or any Subsidiary shall be transferred or encumbered for or in payment of any individual obligation of a Member, except as may be Approved by the Members.

          2.11 Required Actions. The Operating Member shall take such action, and execute such documents, as are required from time to time to maintain the status of the Company and each Subsidiary as a limited liability company under the laws of the State of Delaware and any jurisdiction in which the Company or such Subsidiary does business. The Members shall execute, acknowledge and cause to be filed in the place or places and manner prescribed by applicable Law, as requested from time to time by the Operating Member in accordance with the provisions of this Agreement, originals of any and all amendments to any such documents as may be required from time to time in order to reflect any change in the Members or the Company's name, or any amendments to the Certificate or this Agreement, or to otherwise comply with the requirements of the Act, any other applicable Law or this Agreement.

ARTICLE III
BUSINESS OF THE COMPANY

          3.1 Purposes of the Company. Subject to the provisions of this Agreement, the purposes of the Company shall include (i) investing in, acquiring, purchasing, holding, owning, developing, operating, maintaining, improving, leasing, selling as a means of recovering the Members' investment and a profit thereon, exchanging and otherwise using the properties and other assets of the Company and each Subsidiary for profit and as an investment, and doing any and all other acts or things which may be necessary, convenient, advisable or incident to the conduct, promotion or attainment of the foregoing purposes, and (ii) such other activities as limited liability companies may engage in under the Act as the Members may from time to time determine; provided, however, that, without the Approval of the Members, the Company shall not actively engage in business directly, but shall be a holding company holding only equity in, and debt issued by, one or more Subsidiaries, through which operations are conducted.

          3.2 Powers of the Company. In furtherance of the purposes set forth in Section 3.1 (but subject to the provisions of this Agreement), the Company shall possess and may exercise all powers and privileges granted by the Act, by any other applicable Law or by this Agreement, together with any powers incidental thereto, including entering into, making and performing contracts, agreements and undertakings of all kinds, in so far as such powers and privileges may be necessary, convenient, advisable or incident to the carrying out of any of the purposes set forth herein and, without limiting the generality of the foregoing (subject to the terms and conditions of this Agreement), (i) acquiring all of the ownership interests in, and any debt issued by, each Subsidiary, (ii) causing one or more Subsidiaries to invest in, own, hold, finance, refinance, pledge or otherwise encumber, maintain, or dispose of, and exercise rights, remedies and claims with respect to or otherwise deal with, any of their respective properties or other assets, (iii) indirectly making investments, grouped into Class Interests, through one or more Subsidiaries, and (iv) causing one or more Subsidiaries to exercise substantial management rights, either directly or through one or more managing agents (including any Managing Agent), with respect to any direct or indirect interest in any of the properties or other assets of such Subsidiaries; provided, however, that nothing set forth herein shall be construed as authorizing the Company to possess any power or privilege forbidden by any applicable Law to a limited liability company formed under the Laws of the State of Delaware. It is intended by the Members that the Company shall issue Class Interests and shall manage Class Assets separately so that the maximum value of each of the Class Interests and Class Assets shall be realized.

          3.3 Limits of the Company.

          (a) The relationship between and among the Members as members of a limited liability company shall be limited to carrying on the business of the Company in accordance with the terms of this Agreement.

          (b) It shall neither be a purpose of the Company, nor shall the Company have the power or authority, to (i) acquire any asset or engage in any activity that would cause the Company to fail to meet the asset and income tests with respect to REITs set forth in Code Section 856(c), (ii) engage in transactions that would give rise to a tax on "prohibited transactions" within the meaning of Code Section 857(b)(6) if engaged in by a REIT, or (iii) engage in any transaction that, by virtue of the nature of such transaction, would result in tax imposed by the Code being payable by the Company if the Company were a REIT.

          (c) Neither the Company nor any of its Members currently owns or shall own in the future outstanding securities of any issuer in an amount that would cause the Company to own 10% or more of such outstanding securities (as determined for purposes of Code Section 856(c)(4)(B)) other than the stock of a "taxable REIT subsidiary" as defined in Code Section 856(l) or a "qualified REIT Subsidiary" as defined in Code Section 856(i).

          (d) Any Member that at any time owns directly, indirectly or constructively within the meaning of Code Section 856(d), a 25% or greater profits or capital interest in the Company shall inform the Company or any other Member, upon the Company's or such other Member's reasonable written request, whether it owns an equity interest in any lessee or sublessee of the Company or such other Member (or an affiliate of such other Member). The Company or the other Member, as the case may be, in its written request, will provide to each Member a list of each such lessee or sublessee.

          (e) Neither Member actually owns or constructively owns, and neither Member will actually own or constructively own, an interest in any entity which is a tenant of Chelsea that would cause Chelsea to actually own or constructively own more than a 9.8% interest (as set forth in Code Section 856(d)(2)(B)) in such entity.

          3.4 Non-Competition. Each Member agrees that, without the prior written consent of the other Member (which consent may be withheld in its sole discretion for any or no reason whatsoever), such Member shall not, and shall cause its affiliates not to, directly or indirectly, during the term of this Agreement, engage or invest in, own, manage, operate, finance, develop, control or otherwise participate in the ownership, management, operation, financing, development, or control of, lend its name or any similar name to, or lend its credit to, or render management services or other advice to, any manufacturers' outlet business anywhere within 30 air miles of any of the Assets (the "Restricted Area"), other than the Company and its Subsidiaries; provided, however that each Member may purchase or otherwise acquire up to (but not more than) an aggregate of ten (10) percent of any class of securities of any enterprise (so long as such Member does not otherwise participate in the activities of such enterprise) if such securities are listed on any national or regional stock exchange; provided, further, that Chelsea (x) may purchase or otherwise acquire a portfolio of properties as part of a Portfolio Acquisition (as defined below) and (y) may purchase or otherwise acquire one or more then existing manufacturers' outlet properties within 30 air miles of certain property in Kittery, Maine owned by F/C Kittery Development LLC. The parties hereto acknowledge and agree that in view of the nature of the properties, operations and business of the Company and of the objectives of the parties hereto, and their respective contributions to the Company, the foregoing time and geographic limitations are reasonable and properly required for the adequate protection of the Company and its Subsidiaries. The parties hereto further acknowledge and agree that if any such time and geographic limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the time and geographic limitation shall be enforced. As used in this Section 3.4, the term "Portfolio Acquisition" means any acquisition by Chelsea of three or more manufacturers' outlet properties as part of one transaction, no more than one of which is located within the Restricted Area.

          3.5 Authority and Responsibility of Members. Without the Approval of the Members, no Member shall take any action for or on behalf of or in the name of the Company or any Subsidiary, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the Company or any Subsidiary, except for actions (i) expressly provided for in this Agreement, (ii) expressly delegated to any Managing Agent and not requiring the consent of the owner under the applicable Management Agreement or (iii) by a Member (including the Operating Member) within the scope of such authority as may have been expressly granted in this Agreement; and any action taken, or any debt, duty or obligation assumed, undertaken or entered, in violation of the foregoing limitation shall be void. No Member shall have any authority to hold itself out as a general agent of another Member in any business or activity. No Member nor any of its affiliates shall be responsible or have any liability for any commitment, debt, duty or obligation or other liabilities of the Company or any Subsidiary or of any other Member. The liability of any Member and each of its affiliates in respect of the Company and its Subsidiaries (whether to the Company, to any Subsidiary to another Member or to any third party) shall be limited to such Member's Membership Interest.

          3.6 Organizational and Acquisition Costs. As soon as practicable after being notified by any Member or any Subsidiary, the Company shall pay or cause to be paid the following costs ("Organizational and Acquisition Costs"): (i) all costs incurred by the Members or any Subsidiary in connection with the purchase of any Subsidiary and the other transactions contemplated thereby, including but not limited to the reasonable out-of-pocket travel and other expenses of the individuals associated with the Members and working on the matter and all third-party costs, including outside counsel and due diligence expenses; and (ii) the costs of organization of the Company and any Subsidiary, all of which shall be treated as obligations of the Company.

          3.7 Operating Costs. To the extent possible, all costs and expenses directly related to a particular Subsidiary, particular Class Assets and a particular Class Interest that are borne by the Company shall be identified and allocated as a Direct Operating Expense of such Class Assets.

ARTICLE IV
TERM OF THE COMPANY

          The existence of the Company commenced on the date hereof, the effective date of this Agreement, and shall continue for the period fixed in the Certificate for the duration of the Company (the "Termination Date"), or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

ARTICLE V
CAPITAL CONTRIBUTIONS

          5.1 Initial Capital Contributions. Concurrently with the execution and delivery of this Agreement, each Initial Member has contributed to the initial capital of the Company the amount set forth opposite such Member's name in Appendix B hereto (each, an "Initial Capital Contribution"). Each Initial Capital Contribution shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Operating Member. Upon receipt by the Company from each Initial Member of its Initial Capital Contribution, such Member shall be entitled to each of the Class Interests set forth opposite such Member's name in Appendix B hereto.

          5.2 Required Additional Capital Contributions. Except for (i) the Initial Capital Contributions specified in Appendix B hereto, (ii) the capital contributions contemplated by Article VIII and Section 13.4, and (iii) any capital contributions that the Members are required by the Investment Committee to make pursuant to Section 7.6, no Member shall be required or otherwise obligated to make any additional capital contributions in respect of any Class Interest.

          5.3 Optional Additional Capital Contributions. The Members may make such additional capital contributions to the Company in respect of any Class Interest in such amounts, upon such terms and subject to such conditions as the Members holding such Class Interests may agree.

ARTICLE VI
DISTRIBUTIONS

          6.1 Distributions of Net Cash Flow. At any time as may be Approved by the Members, Class Net Cash Flow shall be distributed by the Company to the Members as follows:

          (a) first, to each Member in accordance with such Member's Class Percentage Interests in the related Classes, until the 20% Priority Distribution is reached;

          (b) second, to the Chelsea Class A Holder and the Chelsea Class B Holder in such proportions as they may agree, 20% of then remaining Class Net Cash Flow; and

          (c) third, to the Members in accordance with their respective Class Percentage Interests in the related Classes, the remainder;

provided, however, that the Chelsea Class A Holder's and the Chelsea Class B Holder's rights to receive the special distribution described in clause (b) of this Section 6.1 shall terminate if the non-Operating Member terminates any Management Agreement pursuant to Section 7.2.1 (other than subclause (c)) of such Management Agreement.

          6.2 Amounts Withheld. All amounts withheld pursuant to the Code or any applicable tax or other Law with respect to any payment, distribution, allocation or other consideration paid to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 6.2 for all purposes under this Agreement. The Company is authorized to withhold from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any Governmental Entity, any amounts required to be so withheld pursuant to the Code or any provisions of any applicable tax or other Law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld.

          6.3 Classes of Interest. To permit the Company to determine Class Net Cash Flow attributable to particular Class Assets, the Company shall maintain, and shall cause each Subsidiary to maintain, its books and records on a Class-by-Class basis, with Direct Operating Expenses, General Operating Expenses and income taxes allocated among the Class Assets in the manner provided herein. At any time prior to the liquidation of the Company, the Members shall have the power, right and authority to determine Class Net Cash Flow from Class Assets that are distributable to Members holding related Class Interests. Distributions of the Class Net Cash Flow of a Class shall be made in accordance with each Member's Class Percentage Interest. Such distributions shall be made at such times as the Members may Approve; provided, that any such distribution shall be made concurrently to all Members holding a Class Interest in respect of which such distribution is being made.

ARTICLE VII
MANAGEMENT OF THE COMPANY

          7.1 General. The overall management and control of the business and affairs of the Company and its Subsidiaries shall be vested in the Members. The Members may from time to time, by written resolution or pursuant to this Agreement, delegate to one or more of the Members (hereinafter called the "Operating Member") the authority to manage and administer the affairs of the Company and its Subsidiaries, other than in connection with (i) Major Decisions or (ii) any other matter expressly required to be Approved by the Members pursuant to this Agreement.

          7.2 Operating Member.

          (a) General. The Operating Member shall be a "manager" of the Company within the meaning of the Act. Any Member designated as the Operating Member shall continue to serve as the Operating Member until (i) the Members mutually agree that such designated Member shall cease to serve as the Operating Member, (ii) the Company is dissolved and wound up in accordance with the provisions of Article XV or (iii) such designated Member is removed as Operating Member pursuant to Section 7.2(e).

          (b) Designation of Initial Operating Member. Upon the terms and subject to the conditions of this Agreement, Chelsea is hereby designated as the initial Operating Member.

          (c) Performance of Duties. Upon the terms and subject to the conditions of this Agreement, the Operating Member shall (i) have primary responsibility for the development, leasing and management of the property and assets of the Company and each Subsidiary and (ii) manage the business and affairs of the Company and each Subsidiary. Whenever requested by the non-Operating Member, the Operating Member shall render a just and faithful account of all dealings and transactions relating to the business and affairs of the Company and its Subsidiaries. The Operating Member shall not permit the Company (i) to acquire any assets or engage in any activity that would cause the Company to fail to meet the asset and income tests applicable to REITs set forth in Code Section 856(c), (ii) to engage in transactions that would give rise to a tax on "prohibited transactions" within the meaning of Code Section 857(b)(6) if engaged in by a REIT, or (iii) to engage in any transaction that, by virtue of the nature of the transaction itself, would result in a tax imposed by the Code being payable by the Company if the Company were a REIT.

          (d) Authority to Bind the Company. Upon the terms and subject to the conditions of this Agreement, the Operating Member shall possess all powers, on behalf of the Company, to do or authorize the Company to take all actions and to do all things necessary or convenient to carry out the business and affairs of the Company, and all such actions or things done by the Operating Member in accordance with this Agreement shall be binding on the Company and the non-Operating Member and shall conclusively evidence the authorization and approval of the Company and its Members with respect thereto, and the signature of the Operating Member (or an authorized representative thereof) on any agreement, contract, instrument or other document on behalf of the Company, in respect of such acts or things done in accordance with this Agreement shall be sufficient to bind the Company and shall conclusively evidence the authorization and approval of the Company and its Members with respect thereto.

          (e) Removal of Operating Member and Managing Agent. The non-Operating Member shall have the right, to be exercised by written notice to the Operating Member, to remove such designated Member as the Operating Member and to appoint itself as the Operating Member of the Company at such time as (i) the Operating Member Transfers its Membership Interest in violation of this Agreement, (ii) the Operating Member commits a breach of fiduciary duty or an act of gross negligence or willful misconduct or (iii) the non-Operating Member has notified any Managing Agent that it is in breach of the terms of the applicable Management Agreement, such breach continues beyond any applicable grace period and the applicable Management Agreement has been terminated. Upon the removal of such designated Member as the Operating Member in accordance with the foregoing, the other Member shall automatically become the Operating Member of the Company. Notwithstanding Section 7.4, each Member shall have the right to exercise the termination rights of the Company or any Subsidiary under any Management Agreement where the applicable Managing Agent thereunder is an affiliate of the other Member, and may discharge Managing Agent so affiliated for cause in accordance with the terms of such Management Agreement and thereafter appoint a new managing agent pursuant to an agreement on substantially the same terms as set forth in such Management Agreement; provided, however, that such discharge shall be without prejudice to the contract rights, if any, of the Managing Agent so discharged.

          (f) Appointment of Officers; President. The Operating Member may, from time to time, designate one or more Persons to be officers of the Company and its Subsidiaries, including a President of the Company and each Subsidiary, to assist with the day-to-day management of the business and affairs of the Company and its Subsidiaries. Any president so designated shall be the Chief Executive Officer of the Company or such Subsidiary, as applicable, subject at all times to the direction of the Operating Member. Any officer so designated shall have such authority and perform such duties as the Operating Member may from time to time delegate to such Person. The Operating Member may assign titles to particular officers, and unless the Operating Member decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Operating Member pursuant to this Section 7.2(f). Each officer so designated shall hold office for the term for which such officer is designated and until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal (with or without cause) by the Operating Member or as otherwise provided in this Agreement. Any Person may hold any number of offices. No officer need be a manager, a Member, a Delaware resident or a United States citizen. Designation of such a Person as an officer of the Company or any Subsidiary shall not of itself create any contract rights in such Person. Any officer of the Company or any Subsidiary may be removed as such, (i) with or without cause, by the Operating Member or (ii) with cause, by the non-Operating Member; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Any officer of the Company or any Subsidiary may resign as such at any time upon written notice to the Operating Member. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified therein, at the time of its receipt by the Operating Member. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation. Any vacancy occurring in any office of the Company or any Subsidiary may be filled by the Person designated by the Operating Member. The compensation, if any, of the officers of the Company and its Subsidiaries shall be fixed from time to time by the Operating Member.

          (g) Additional Operating Member. The Company shall have one Operating Member so long as each Initial Member shall continue to hold both Class A Interests and Class B Interests. Upon the Transfer by Chelsea of its Class A Interest to a Class A Permitted Transferee, Fortress shall, at its option, be entitled to designate an additional operating member (the "Class A Operating Member"). The Class A Operating Member will be a manager of the Company within the Act. Upon such designation of the Class A Operating Member, (i) the then Operating Member's authority shall be limited to the Class B Interest and such Operating Member shall have no authority in respect of the Class A Interest and the Class A Assets, and (ii) the Class A Operating Member so designated shall have all authority granted hereunder to the Operating Member and shall be deemed to be the Operating Member hereunder, in respect of the Class A Interest and the Class A Assets.

          7.3 Meetings of Members.

          (a) Member Representatives. The Members shall each designate in writing from time to time its representative, plus an alternate, for purposes of representing such Member in respect of all actions, consent, approvals, determinations, decisions and elections under this Agreement which must be Approved by the Members. Each representative (or alternate) shall be fully authorized, on behalf of the Member which he or she represents, to take any action, or provide any consent or approval, or make any decision or election, which may be required to be Approved by the Members hereunder, and any such action, consent, approval, determination, decision or election so taken, provided or made by a representative (or alternate) shall be binding upon the Member which he or she represents. Each Member may change its authorized representative (or alternate) at any time by written notice to the other Member. Set forth in Appendix B hereto are the names (and addresses) of each of the initial representatives (and alternates) of the Members.

          (b) Meetings. Regular meetings for the transaction of such business as may require the Approval of the Members hereunder (or as may otherwise properly come before the meeting) shall be held at least once each Fiscal Year on such date and at such time as the Members may determine. Special meetings for the transaction of such business as may require the Approval of the Members hereunder (or as may otherwise properly come before the meeting) may be called at any time by any Member. All meetings shall be held at the principal office of the Company as provided in Section 2.5, or at such place as may be designated by the Members. Both regular and special meetings may be held by means of a conference telephone or similar equipment if all persons participating in the meeting can hear each other at the same time.

          (c) Attendance; Quorum. No meeting of Members shall be held unless each Member entitled to vote at such meeting is represented.

          (d) Voting. Each Member shall be entitled to vote on any matter submitted to a vote of, or for Approval by, the Members and each Member entitled to vote on any such matter shall have one vote; provided, however, that, as to any matter that is a Class Major Decision affecting, or that otherwise affects or potentially affects, only the Class A Interests (including the related Class A Assets and the Class A Subsidiaries), and does not otherwise affect or potentially affect in any respect the Company or the Class B Interests (including the related Class B Assets and Class B Subsidiaries), only the Members holding Class A Interests shall be authorized to vote to Approve such matters; provided, further, that, as to any matter that is a Class Major Decision affecting, or that otherwise affects or potentially affects, only the Class B Interests (including the related Class B Assets and the Class B Subsidiaries), and does not otherwise affect or potentially affect in any respect the Company or the Class A Interests (including the related Class A Assets and Class A Subsidiaries), only the Members holding Class B Interests shall be authorized to vote to Approve such matters; provided, further, that, as to any matter that is a Company Major Decision affecting, or that otherwise affects or potentially affects, both the Class A Interests and the Class B Interests (including the related Class Assets and Subsidiaries), only Fortress, on the one hand, and the Chelsea Group, on the other hand shall be authorized to vote to Approve such matters.

          (e) Approval. Except as specifically provided to the contrary in this Agreement, the affirmative vote or written consent of each Member entitled to vote in respect of any matter submitted to a vote of, or for Approval by, the Members shall be deemed "approved by" or the "approval of" the Members in respect of such matter.

          (f) Notice. Subject to Section 7.3(g), written notice of each meeting, stating the place, day and hour of such meeting and in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered to each Member entitled to vote not less than five (5) days before such meeting.

          (g) Waiver of Notice. Attendance of a Member at any meeting shall constitute a waiver of notice of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting.

          (h) Conduct of Meetings. The Operating Member shall have full power and authority concerning the manner of conducting any meeting of the Members. Such Person as may be designated by the Operating Member shall serve as chairperson of any meeting and shall designate a Person to take minutes of any meeting. The chairperson of the meeting shall have the power to adjourn the meeting from time to time, without notice, other than announcement of the time and place of the adjourned meeting. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

          (i) Action by Written Consent. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed and dated by all the Members required to approve such action under the Act, the Certificate or this Agreement. Such consent shall have the same force and effect as a vote of the signing Members at a meeting duly called and held pursuant to this Article VII. No prior notice to the Company or any Member shall be required in connection with the use of a written consent pursuant to this Section 7.3(i).

          (j) Proxies. A Member may vote either in person or by proxy executed in writing by the Member or its authorized representative. A facsimile or similar transmission by the Member or a facsimile or similar reproduction of a writing executed by the Member or its authorized representative shall be treated as an execution in writing for purposes of this Section 7.3(j). Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be delivered to the Operating Member before or at the time of the meeting or execution of the written consent, as the case may be.

          7.4 Limitation on Authority. Except as expressly provided herein to the contrary, no Member (including the Operating Member) shall have the power or authority to act alone and in the name and on behalf of the Company or any Subsidiary in respect of (i) any Company Major Decision, (ii) any Class Major Decision or (iii) any other matter expressly required to be Approved by the Members pursuant to this Agreement.

          7.5 Budgets. The Operating Member shall, or shall cause each Managing Agent to, prepare a draft operating plan, and operating budget, including a capital expenditure budget for each of the Company and its Subsidiaries covering the next succeeding Fiscal Year to be submitted to the Members not later than November 15 of each Fiscal Year for review, modification and Approval of the Members as the approved budgets of the Company or such Subsidiary for such succeeding Fiscal Year (each, as so Approved, a "Budget"), as more fully set forth in the applicable Management Agreement.

          7.6 Investment Committee. The Members shall establish an investment committee (the "Investment Committee") comprised of four (4) representatives; two (2) of whom shall be appointed by Fortress, and two (2) of whom shall be appointed by the Chelsea Group. Notwithstanding this Article VII, the Investment Committee shall have primary responsibility for (i) identifying, assessing, reviewing and evaluating possible future business opportunities for the Company or any Subsidiary to acquire or make investments in additional properties or assets (including entering into joint ventures, partnerships or other business associations, acquiring the business or assets of any other Person, or investing in any other Person), (ii) determining, negotiating and approving the terms and conditions on which such investments or acquisitions, if any, shall be made by the one or more Subsidiaries, and (iii) determining and approving any terms and conditions of capital contributions that Members will be required to make to the Company in exchange for additional Class Interests to finance the purchase price of any investment or acquisition by any Subsidiary. Any determination or action approved by three of the four representatives of the Investment Committee as being in the best interests of the Company shall be binding on the Members, and the Members shall make such capital contributions, and cause one or more Subsidiaries to acquire or make an investment in such properties or assets, on such terms (including price) and subject to such conditions as the representatives of the Investment Committee may so determine and approve. If any representative of the Investment Committee shall resign or any such position is otherwise vacated, a successor representative shall be appointed by the Member that appointed the resigning or vacating representative, and no decision or action by the Investment Committee shall be taken until a successor representative is so appointed and approves of such decision or action. All right, power and authority of the Investment Committee shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. In exercising his or her duties under this Agreement, each representative of the Investment Committee shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. Except as specifically provided in this Agreement, the Investment Committee may not bind the Company.

          7.7 Certain Obligations. Notwithstanding anything contained herein to the contrary, until the obligations to the Lender under the Loan Agreement are paid in full, the Class A Members shall cause each of F/C Gilroy Holdings LLC and F/C Gilroy Development LLC to comply with the provisions of its certificate of formation and limited liability company agreement, and the Class B Members shall cause each of F/C PRT Holdings LLC, F/C Waterloo Development LLC, F/C Michigan City Development LLC and F/C Kittery Development LLC to comply with the provisions of its certificate of formation and limited liability company agreement.

ARTICLE VIII
BUY/SELL ARRANGEMENTS

          8.1 Buy/Sell Right. Each of Fortress and the Chelsea Group (in the latter case, the exercise of which being determined in such manner as the Chelsea Class A Holder and the Chelsea Class B Holder, if different, may agree) shall have the right ("Buy/Sell Right"), to require the Company to redeem all but not less than all of the Membership Interests (including the entire Class A Interest and the entire Class B Interest) held by Fortress or the Chelsea Group or by the other Member or Members in accordance with the following provisions of this Article VIII. For purposes of this Article VIII, Fortress may deal with the Chelsea Group collectively, and the obligations of the members of the Chelsea Group shall be jointly and severally bound hereby.

          (a) Delivery of Buy/Sell Notice. At any time after the earlier of (i) the occurrence of a Buy/Sell Event and (ii) the first anniversary of the date hereof, and in each case prior to the dissolution or termination of the Company, either Fortress or the Chelsea Group may notify the other (the Member first giving notice pursuant to this Section 8.1(a) is referred to hereinafter as the "Notifying Party", and the other Member or Members so receiving notice from the Notifying Party is referred to hereinafter as the "Notified Party") in writing, with a copy to the Company, that the Notifying Party intends to exercise its Buy/Sell Right (a "Buy/Sell Notice"). Once the Notifying Party delivers the Buy/Sell Notice, the Notified Party may not exercise its Buy/Sell Right until the procedure established in this Article VIII is concluded with respect to such Buy/Sell Notice or until the Notifying Party breaches any provision of this Article VIII.

          (b) Requirements of Buy/Sell Notice. The Buy/Sell Notice shall contain an unconditional irrevocable promise by the Notifying Party to, at the election of the Notified Party, either: (i) tender to the Company all but not less than all of the Membership Interests held by the Notifying Party for redemption at an amount equal to a cash price specified in the Buy/Sell Notice in U.S. dollars per each 1% Percentage Interest (the "Buy/Sell Price") for an aggregate amount equal to the product of the Buy/Sell Price and the Percentage Interest of the Notifying Party multiplied by 100 (the "Buy/Sell Redemption Amount"); or (ii) make a capital contribution to the Company in an aggregate amount equal to the product of the Buy/Sell Price and the Percentage Interest of the Notified Party, multiplied by 100 (the "Buy/Sell Contribution Amount"), in each case within the time periods specified in this Section 8.1.

          (c) Elections. Within thirty (30) days after receipt of the Buy/Sell Notice by the Notified Party (the "Response Period"), the Notified Party shall notify the Notifying Party and the Company of the Notified Party's unconditional irrevocable election to either: (i) accept the Notifying Party's offer to tender to the Company for redemption of all but not less than all of the Membership Interests held by such party for the Buy/Sell Redemption Amount (a "Purchase Election"); or (ii) accept the Notifying Party's offer to make a capital contribution to the Company in the amount of the Buy/Sell Contribution Amount (a "Sale Election").

          (d) Notification. Within two (2) Business Days from the earlier of the expiration of the Response Period or receipt by the Notifying Party and the Company of the election of the Notified Party contemplated to be delivered by Section 8.1(c), the Notifying Party shall send a written notice to all Members informing them whether the Notified Party made a Sale Election or a Purchase Election. If the Notified Party fails to notify the Notifying Party and the Company within the Response Period, the Notified Party shall be deemed to have made a Sale Election. If the Notified Party makes, or is deemed to have made a Sale Election, then (i) the Notifying Party shall make a capital contribution to the Company in the amount of the Buy/Sell Contribution and (ii) the Notified Party shall tender to the Company all but not less than all of its Membership Interests for redemption at an amount equal to the Buy/Sell Contribution Amount. If the Notified Party makes a Purchase Election, then (x) the Notified Party shall make a capital contribution to the Company in the amount of the Buy/Sell Redemption Amount and (y) the Notifying Party shall tender to the Company for redemption all but not less than all of its Membership Interests at the Buy/Sell Redemption Amount.

          (e) Closing. The closing of any capital contribution and redemption pursuant to this Article VIII shall occur on the date that is the later of (i) sixty (60) days after the end of the Response Period (or such other date as Approved by the Members) and (ii) two (2) Business Days after the Rating Agencies shall, if Fortress shall have determined such approval is required, have approved of the transaction contemplated by such Closing, and each of the Members shall execute all documents and cooperate with each other in doing all things necessary to effect such closing. Upon such closing, the Members shall cause the applicable Management Agreements to be terminated.

          (f) Failure to Make Capital Contributions Relating to Buy/Sell Right. If the Notifying Party shall fail to make a capital contribution to the Company pursuant to a Sale Election at the time required pursuant to Section 8.1(e) in the amount of the Buy/Sell Contribution Amount, then the Notified Party shall have the right, for a period of sixty (60) days from such required time, to make a capital contribution to the Company in the amount of 80% of the Buy/Sell Redemption Amount and, upon such contribution, the Company shall redeem all but not less than all of the Membership Interests of the Notifying Party for such amount. If the Notified Party shall fail to make a capital contribution to the Company pursuant to a Purchase Election at the time required pursuant to Section 8.1(e) in the amount of the Buy/Sell Redemption Amount, then the Notifying Party shall have the right, for a period of sixty (60) days from such required time, to make a capital contribution to the Company in the amount of 80% of the Buy/Sell Contribution Amount and, upon such contribution, the Company shall redeem all but not less than all of the Membership Interests of the Notified Party for such amount.

          (g) Failure to Tender Membership Interests for Redemption. If the Notifying Party shall fail to tender to the Company for redemption all but not less than all of its Membership Interests at the Buy/Sell Redemption Amount pursuant to a Purchase Election at the time required pursuant to Section 8.1(e), the Company shall nevertheless redeem all but not less than all of the Membership Interests of the Notifying Party for such amount, and is hereby authorized by the Notifying Party, pursuant to an irrevocable power of attorney coupled with an interest, to take such actions and execute such documents on behalf of Notifying Party and the Company to effect such a redemption. If the Notified Party shall fail to tender to the Company for redemption all but not less than all of its Membership Interests at the Buy/Sell Contribution Amount pursuant to a Sale Election at the time required pursuant to Section 8.1(e), the Company shall redeem all but not less than all of the Membership Interests of the Notified Party for such amount, and is hereby authorized by the Notified Party, pursuant to an irrevocable power of attorney coupled with an interest, to take such actions and execute such documents on behalf of Notified Party and the Company to effect such a redemption.

          (h) Redemptions. Membership Interests redeemed pursuant to this Article VIII shall be transferred to the Company free and clear of any and all Liens. If the Chelsea Group is the party having its Membership Interest redeemed under this Article VIII or any other provision of this Agreement, the Buy/Sell Contribution Amount or the Buy/Sell Redemption Amount, as the case may be (depending on whether the Chelsea Group was the Notifying Party or the Notified Party in connection with such a redemption) shall be paid to the Class A Chelsea Holder and the Class B Chelsea Holder in such proportions as the Chelsea Group may direct. In the absence of such direction from the Chelsea Group, such amount shall be paid to the Chelsea Class A Holder on behalf of the Chelsea Group, for disbursement to the Chelsea Class B Holder of its appropriate share of such amount. Upon such payment to or on behalf of the Chelsea Group, neither the Company nor Fortress shall have any further liability to either the Chelsea Class A Holder or the Chelsea Class B Holder with respect to the Buy/Sell Right or the transactions contemplated by this Article VIII.

          8.2 Exceptions. Notwithstanding Section 8.1, no Member shall be entitled to exercise a Buy/Sell Right so long as such Member is in default in respect of any material provision of this Agreement or any Management Agreement.

ARTICLE IX
CAPITAL ACCOUNTS

          9.1 Sub-Accounts and Capital Accounts. The Company shall maintain Sub-Accounts, and corresponding capital accounts ("Capital Accounts"), for the Members in accordance with this Section 9.1:

          (a) Sub-Accounts. For each Class, a separate Sub-Account shall be maintained by the Company for each Member owning a Class Interest in such Class in accordance with the capital account maintenance rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv). Without limiting the generality of the foregoing, a Member's Sub-Account in respect of a Class shall be increased by (i) the amount of money contributed by the Member to the Company in respect of such Class, (ii) the fair market value of property contributed by the Member to the Company in respect of such Class as determined by the contributing Member and the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Net Profits and other items of income and gain, including income and gain exempt from tax, but excluding items of income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), attributable to such Class. A Member's Sub-Account in respect of a Class shall be decreased by (w) the amount of money distributed to the Member in respect of such Class, (x) the fair market value of any property distributed to the Member in respect of such Class as determined by the distributee Member and the Company (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to pursuant to Code Section 752), after adjusting each Member's Sub-Account in respect of such Class by such Member's share of the unrealized income, gain, loss and deduction inherent in such distributed property and not previously reflected in such Sub-Account, as if distributed property had been sold for its then fair market value on the date of such distribution, (y) expenditures in respect of such Class described, or treated under Code Section 704(b) as described, in Code Section 705(a)(2)(B), and (z) the Member's share of Net Losses and other items of loss and deduction, but excluding items of loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) attributable to such Class. The Members' Sub-Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the Company at book value, or a revaluation thereof, rather than at adjusted tax basis).

          (b) Capital Accounts. A Capital Account shall be maintained by the Company for each Member. Each Member's Capital Account shall equal the sum of the balances of all Sub-Accounts maintained for such Member in accordance with Section 9.1(a).

          (c) Revaluations Confined to Sub-Accounts. Although Sub-Accounts for a particular Class shall be adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of the Class Assets, the issuance of Class Interests of a new Class to the Members shall not cause the Members' aggregate Capital Accounts (or the Sub-Accounts for any existing Class) to be adjusted for the purpose of reflecting revaluations of Company property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If the Gross Asset Value of any or all of the Class Assets (whether of one or more Classes), or the total assets of all Classes, is so adjusted as provided in clause (ii) of the definition thereof, then the Tax Matters Member shall adjust the Capital Accounts of the Members to reflect such adjusted Gross Asset Value in accordance with the provisions of the Treasury Regulation, including, without limitation, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

          (d) Transfers. Upon the transfer of all or part of an interest in the Company, each Sub-Account (and each corresponding Capital Account) of the transferor that is attributable to the transformed Class Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

          (e) Certain Adjustments. Immediately prior to the actual or deemed distribution of property of the Company (other than the distribution of cash) upon a dissolution and liquidation of the Company, the Capital Accounts of the Members shall be adjusted (consistent with the provisions hereof and Treasury Regulation under Code Section 704) upward or downward to reflect any unrealized gain or unrealized loss attributable to property of the Company, as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each asset immediately prior to such distribution and had been allocated to the Members at such time. The provisions of this Section 9.1(e) are intended to meet the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e).

          (f) Further Adjustments. Sub-Accounts (and the corresponding Capital Accounts) shall be adjusted, in a manner consistent with this Section 9.1, to reflect any adjustments in items of the Company's income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

          9.2 Compliance with Treasury Regulation. Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Tax Matters Member may make such modification with the Approval of the Members; provided, however, that the Tax Matters Member shall not make any modification that may have an adverse effect on any Member.

          9.3 Withdrawal of Capital. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw, receive any return of, or reduce any Sub-Account (and corresponding Capital Account) of such Member, in whole or in part, until the dissolution and winding-up of the Company, except as distributions pursuant to Article VIII may represent returns of capital.

          9.4 No Interest on Capital. No Member shall be entitled to any interest on any capital contributed by it or its predecessor in interest or upon any undistributed profits left on deposit with the Company, except as expressly provided in this Agreement.

          9.5 Negative Capital Account. No Member shall be required to make up an Adjusted Capital Account deficit nor pay to any Member the amount of any such deficit in any such account.

ARTICLE X
ALLOCATIONS

          10.1 Allocation of Net Profits, Net Losses, Other Net Profit and Other Net Losses. Except as otherwise provided in this Article X, Net Profits and Net Losses of the Company in each Fiscal Year with respect to each Class shall be allocated among the Members as follows:

          (a) Allocation of Net Profits. After giving effect to the special and other overriding allocations set forth in this Article X, Net Profits for such Fiscal Year shall be allocated among the Members as follows:

          (i) First, to the Members that have been previously been allocated losses pursuant to Section 10.1(b), in proportion to, and in reverse of the chronological order of, the amount of Net Losses so allocated, until the aggregate Net Profits allocated to each such Member pursuant to this Section 10.1(a)(i) are equal to the aggregate Net Losses allocated to each such Member pursuant to Section 10.1(b);

          (ii) Second, to the Members to the extent that Cumulative Profit Distributions exceed Prior Year's Cumulative Profits, in proportion to the amounts so distributed (with such proportionate shares of Net Profits determined based on the proportions in which such Distributions in excess of Prior Year's Cumulative Profits were made) in chronological order and, if made on the same day, in the priority set forth in the applicable subsection or subsections of Section 6.1; and

           (iii) Third, to the Members to the extent that Current Year's Cumulative Profits exceeds Cumulative Profit Distributions, in proportion to the amounts the Members would have received under Section 6.1, if an equal amount of cash had been distributed, as Cumulative Profit Distributions, on the later of the last day of such Fiscal Year or the date of the last Distribution made under Section 6.1, with respect to such Fiscal Year.

          (b) Allocation of Net Losses. After giving effect to Section 10.2, Net Losses for such Fiscal Year shall be allocated among the Members as follows:

          (i) First, to the extent of any Tentative Allocations, to the Members in proportion to such Tentative Allocations, based on the proportions in which each such Tentative Allocation was made, in reverse chronological order and, if any Tentative Allocations relate to the same Fiscal Year, in reverse of the priority in which such Tentative Allocations were made based on the priority in which Distributions of a corresponding amount of Net Profits would have been made under Section 6.1; and

          (ii) Second, to the Members in accordance with their Percentage Interests, provided, however, that no Net Loss shall be allocated to a Member if and to the extent that the allocation of such Net Loss would cause an Adjusted Capital Account deficit as to such Member to be larger than the aggregate Adjusted Capital Account deficit of all the Members, determined collectively, multiplied by such Member's Percentage Interest. Any Net Loss not permitted to be allocated to a Member pursuant to the condition stated in the proviso to the preceding sentence shall be allocated to the other Members in a manner that will cause such condition to be satisfied as quickly as possible as to all Members.

          10.2 Regulatory Allocations. Any allocation pursuant to Section 10.1 will, however, be subject to any adjustment required to comply with Treasury Regulation Sections 1.704-1 and 1.704-2, including, without limitation, the following adjustments and special allocations which shall be made (i) in the following order of priority and prior to any allocation under Section 10.1 and (ii) as agreed to by the Members of the Chelsea Group in a manner which reflects the respective interests of such Members in the Class A Assets and the Class B Assets..

          (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article X, if there is a net decrease in "Company Minimum Gain" as defined in Treasury Regulation Section 1.704-2(d) for any Fiscal Year, each Member shall, in the manner provided in Treasury Regulation Section 1.704-2(f), be allocated items of Company income and gain for such year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g); provided, however, that this Section 10.2(a) shall not apply to the extent the circumstances described in Treasury Regulation Section 1.704-2(f)(2), 1.704-2(f)(3), 1.704-2(f)(4), or 1.704-2(f)(5) exist. The items of Company income and gain to be allocated pursuant to this Section 10.2(a) shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article X but subject to Section 10.2(a), if during any Fiscal Year there is a net decrease in "Member Nonrecourse Debt Minimum Gain" as defined in Treasury Regulation Section 1.704-2(i)(2), any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year must be allocated items of Company income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulation Section 1.704-2(i)(4)); provided, however, that this Section 10.2(b) shall not apply to the extent the circumstances described in the third and fifth sentences of Treasury Regulation Section 1.704-2(i)(4) exist. The items of Company income and gain to be allocated pursuant to this Section 10.2(b) shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. No Member shall be allocated any item of loss or deduction to the extent such allocation would cause or increase a deficit balance in such Member's Adjusted Capital Account as of the end of the taxable year to which such allocation relates. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, such Adjusted Capital Account deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 10.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article X have been tentatively made as if this Section 10.2(c) were not in this Agreement. This Section 10.2(c) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3) and shall be interpreted consistently therewith.

          (d) Gross Income Allocation. In the event any Member has a deficit Adjusted Capital Account at the end of any Company Fiscal Year, such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 10.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit in excess of such amount after all other allocations provided for in this Article X have been tentatively made as if Section 10.2(c) and this Section 10.2(d) were not in this Agreement.

          (e) Nonrecourse Deductions. "Nonrecourse Deductions" as defined in Treasury Regulation Section 1.704-2(b)(3) for any Fiscal Year or other period shall be specially allocated among the Members in accordance with their respective Percentage Interests.

          (f) Member Nonrecourse Deductions. In accordance with the principles set forth in Treasury Regulation Section 1.704-2(i), any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Members in accordance with the ratios in which they potentially bear the economic risk of loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with the Treasury Regulation Section 1.704-2(i).

          (g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Company, pursuant to Code Section 734(b) or Code Section 743(b), upon an election pursuant to Code Section 754, is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

          10.3 Curative Allocations. The allocations set forth in Sections 10.2(a), 10.2(b), 10.2(c), 10.2(d), 10.2(e), 10.2(f) and 5.4 (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulation. It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations may be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.3. Notwithstanding any other provision of this Article X (other than the Regulatory Allocations) to the contrary, the Tax Matters Member may after consulting with the other Members make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations not been part of this Agreement and all Company items were allocated pursuant to Section 10.1.

          10.4 Net Loss Limitation. Notwithstanding the foregoing provisions of Section 10.1, the Net Losses allocated pursuant to Section 10.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account deficit at the end of any Fiscal Period. In the event some but not all of the Members would have Adjusted Capital Account deficits as a consequence of an allocation of Losses pursuant to Section 10.1, the limitation set forth in this Section 10.4 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitation set forth in this Section 10.4 shall be allocated to other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

          10.5 Other Allocation Rules.

          (a) For purposes of determining the Net Profits, Net Losses or other items allocable to any Fiscal Year, Net Profits, Net Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Tax Matters Member in its sole discretion using any permissible method under Code Section 706 and the Treasury Regulation thereunder subject to Section 13.6.

          (b) The Members are aware of the United States federal income tax consequences of the allocations made by this Article X and hereby agree to be bound by the provisions of this Article X in reporting their shares of Company income and loss for income tax purposes.

          (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member's interest in the Company profits shall be deemed to be equal to its Class Percentage Interests in the Classes to which such non-recourse liabilities relate, or if such non-recourse liabilities relate to more than one Class, such Class Percentage Interests shall be weighted in accordance with the aggregate Sub-Accounts of the Members with respect to each such Class.

          (d) All items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be allocated between the Members in the same proportion as the Profits or Losses, as the case may be, for the Fiscal Year.

          (e) To the extent permitted by Treasury Regulation Section 1.704-2(h) and 1.704-2(i)(6), the Members shall treat distributions as not having been made from the proceeds of either a "nonrecourse liability" or a "partner nonrecourse debt" as defined in the Treasury Regulation Section 1.704-2(b)(3) and (4), respectively.

          10.6 Tax Allocations.

          (a) In accordance with Code Section 704(c) and the Treasury Regulation thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using a method permitted by applicable Treasury Regulation under Code Section 704(c), as determined by the Tax Matters Member.

          (b) In the event the Gross Asset Value of any Company Asset is adjusted in accordance with the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, and deductions with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its adjusted Gross Asset Value using a method permitted by applicable Treasury Regulation under Code Section 704(c).

          (c) Allocations pursuant to this Section 10.6 are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account, share of Net Profits or Losses, or other items or distributions pursuant to any provision of this Agreement, with respect to any Class.

ARTICLE XI
CERTAIN TAX MATTERS

          11.1 Treatment of Company. The Members intend that the Company will be treated as a partnership, rather than an association taxable as a corporation, for United States Federal income tax purposes and any applicable state tax purpose, and no Member shall file any election which would produce a different result. The Members intend that each wholly owned Subsidiary shall make an election to be treated as a "disregarded entity", and that each Subsidiary that is not wholly owned shall make an election to be treated as a partnership, in each case unless the Members determine otherwise, for United States federal and state income purposes. The Tax Matters Member shall cause the Company so to elect in a timely fashion; and the Members agree to execute such forms and documents as the Tax Matters Member may reasonably request in connection therewith.

          11.2 Tax Matters Member.

          (a) The Company and each Member hereby designate Chelsea as the "tax matters partner" for purposes of Code Section 6231(a)(7) ("Tax Matters Member"). The Tax Matters Member shall: (i) as provided in Section 14.4(c), cause to be prepared by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed; and (ii) generally discuss with the other Members the projected tax plan for the upcoming Fiscal Year and the amount anticipated to be spent on tax professionals during such year, such amount to be submitted to the Operating Member not later than October 31 of the preceding year for review and inclusion in the applicable Budgets. In addition, the Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax Laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns, and subject to Section 11.1, cause the Company to make or refrain from making any and all elections permitted by such tax Laws; provided, however, that the Tax Matters Member shall not take any action pursuant to this Section 11.2 that can reasonably be expected to adversely affect any Member without first consulting with such Member. No Member shall knowingly assert a position, in respect of matters relating to the Company's income, gain, loss, deduction or credit under the Code, which such Member knows to be materially inconsistent with the tax returns of the Company prepared by the Tax Matters Member or otherwise to be materially adverse to or prejudicial to the Company.

          (b) Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as the Tax Matters Member may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

          (c) In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (ii) in any material proceeding the Tax Matters Member shall not take any positions with the relevant taxing authority without the Approval of the Members, (iii) in any material proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause each of the other Members to become a "notice partner" within the meaning of Code Section 6231(a)(8), (iv) in any material proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (v) in any material proceeding the Tax Matters Member shall notify the other Members of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as Tax Matters Member.

          (d) The provisions of this Section 11.2 shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member's Interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members.

          (e) The provisions of this Section 11.2 shall be applicable, to the maximum extent possible, with respect to tax matters involving the Company's activities, if any, outside of the United States.

ARTICLE XII
INDEMNIFICATION AND INSURANCE

          12.1 Standard of Performance. Each of the Members shall perform its duties and obligations under this Agreement in good faith, with ordinary prudence, and in a manner that is characteristic of business persons in similar circumstances and that such Member believes to be in the best interests of the Company.

          12.2 Indemnification by the Company. The Company, to the full extent permitted by applicable Law, shall indemnify, defend and hold harmless each of the Members and their respective affiliates, shareholders, controlling persons, officers, directors, partners, employees and agents (including employees of the Company and the Operating Member) acting on its behalf in respect of the Company (collectively, "Indemnified Persons"), from and against any and all losses, damages, claims or liabilities of any nature whatsoever, including legal fees, investigative costs and other expenses reasonably incurred (collectively, "Losses"), arising out of or in connection with the business or affairs of the Company or any action taken or omitted by any such Indemnified Person by or on behalf of the Company pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct or bad faith of any such Indemnified Person or a knowing and material violation by such Indemnified Person of the provisions of this Agreement; provided, however, that the obligation of the Company to indemnify any Person with respect to matters arising in connection with any Class shall be limited to the value of the Class Assets related to such Class.

          12.3 Mutual Indemnification by Members. Each Member shall indemnify, defend and hold harmless the Company, the other Member and their respective representatives (and alternates), affiliates, shareholders, controlling persons, officers, directors, partners, employees and agents from and against all Losses arising by virtue of (i) any breach of any representation, warranty, covenant or agreement of such Member contained in this Agreement or (ii) anything done or omitted to be done by such Member (directly or through or by officers, directors and employees) as a consequence of the gross negligence, willful misconduct or bad faith of such indemnifying Member.

          12.4 Indemnification Procedure.

          (a) Promptly after an Indemnified Person receives notice of the commencement of any action or other proceeding in respect of which indemnification may be sought hereunder, such Indemnified Person shall notify the indemnifying party thereof (the "Indemnifying Person"); provided, that the failure to so notify shall not relieve the Indemnifying Person from any obligation hereunder unless, and only to the extent that, such failure results in the Indemnifying Person's forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Person, the Indemnifying Person shall be entitled to assume the defense thereof at its expense with counsel chosen by the Indemnifying Person and reasonably satisfactory to the Indemnified Person; provided, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action or proceeding if (i) there are or may be legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Person or (ii) in the reasonable opinion of counsel to such Indemnified Person, a conflict or potential conflict exists between the Indemnifying Person and such Indemnified Person that would make such separate representation advisable; provided, that in no event shall the Indemnifying Person be required to pay fees and expenses under this indemnity for more than one firm of attorneys for an Indemnified Person in any jurisdiction in respect of any one legal action or group of related legal actions.

          (b) An Indemnified Person entitled to indemnification from the Company hereunder shall seek recovery under any applicable insurance policies available to such Indemnified Person in respect of any liability against which it seeks indemnity hereunder in order to reduce the Company's indemnification obligation hereunder. If such Indemnified Person shall actually recover any amounts under any such applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Company by reason of the indemnity provided hereunder; provided, that if all such amounts shall have been paid by the Company in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company to such Indemnified Person) to the Company.

          (c) An Indemnified Person shall obtain the Approval of the Members (which approval shall not be unreasonably withheld) prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Indemnified Person.

          (d) If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company and also of any other Person for which the Indemnified Person was then acting in a similar capacity, the amount of the indemnification provided by the Company may be limited to the Company's proportionate share thereof, as determined in good faith by the Members or, if the Members cannot agree, as determined by arbitration in accordance with the rules of the American Arbitration Association.

          12.5 Limitation on Liability of Members. Unless otherwise expressly stated herein, the obligation of the Members under this Agreement to each other and the Company shall be in every case several and shall not be, or be construed to be, either joint or joint and several. The obligations of the Members set forth in this Agreement shall in no event cause any Member to incur any personal liability beyond its total Capital Contributions, and shall be further limited as stated in the last proviso to Section 12.2.

ARTICLE XIII
TRANSFERS OF INTERESTS

          13.1 General. No Member shall have the right, directly or indirectly, to sell, assign, transfer, mortgage, convey, charge or otherwise encumber or contract to do or permit any of the foregoing, whether voluntarily or by operation of applicable Law (collectively, "Transfer"), or permit any affiliate to Transfer, all or any portion of its Membership Interest (including any Class Interest), or its share of capital, profits, losses, allocations or distributions hereunder, without the express prior written consent of each of the other Members (which consent may be withheld in its sole discretion for any or no reason whatsoever). Any attempted Transfer in violation of this Article XIII shall be void and of no effect. The giving of consent in any one or more instances of Transfer shall not limit or waive the need for such consent in any other or subsequent instances. Notwithstanding the foregoing, (i) without the consent of the other Members, each Member may Transfer from time to time its entire Membership Interest (x) to a wholly owned subsidiary of such Member or (y) from a wholly owned subsidiary of such Member to another wholly owned subsidiary of such Member; and (ii) Chelsea may Transfer its entire Class A Interest to a Permitted Class A Transferee, provided that, if the then Managing Agent of the Class A Assets is an affiliate of Chelsea, such Managing Agent must, concurrently with such Transfer, assign its rights and obligations as manager under the Management Agreement applicable to the Class A Assets to a Person experienced in the management and operation of manufacturers' outlet or similar retail properties that is not an affiliate of Chelsea and that is reasonably satisfactory to Fortress (such transfers, collectively, "Permitted Transfers" and each such transferee, a "Permitted Transferee"). Until the obligations to the Lender under the Loan Agreement are paid in full, no Member shall effect any Transfer pursuant to this Article XIII that violates the provisions of such Loan Agreement. This Section 13.1 may not be amended without the consent of the Lender.

          13.2 General Transfer Provisions.

          (a) Agreements with Transferees. If pursuant to the provisions of this Article XIII, any Member (the "Transferor") shall make a Transfer of any part of its Membership Interest (including any Class Interest) to any Permitted Transferee, no such Transfer shall entitle the Permitted Transferee to any benefits or rights hereunder until: (i) the Permitted Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement, any agreements with respect to the Asset to which the Transferor is then subject or is then required to be a party; and (ii) the Transferor and Permitted Transferee enter into a written agreement with the other Members and the Company which provides that the Transferor shall remain liable for all obligations arising under this Agreement prior to or after such Transfer in respect of the Membership Interest so transferred, and that the Permitted Transferee shall indemnify the Members from and against all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees and court costs) which may arise as a result of any breach by the Permitted Transferee of its obligations hereunder. No Permitted Transferee of any Membership Interest shall make any further disposition except in accordance with the terms and conditions of this Article XIII.

          (b) Costs and Expenses. All costs and expenses incurred by the Company, or the non-transferring Member, in connection with any Transfer of a Membership Interest, including any filing or recording costs and the fees and disbursements of counsel, shall be paid by the Transferor or the Transferee as agreed to by them.

          (c) No Dissolution. In no event shall the Company dissolve, liquidate or terminate upon any Permitted Transfer by any Member of any Membership Interest. Each Member hereby waives its right to dissolve, liquidate or terminate, and hereby agrees to continue, the Company in any such event.

          (d) No Release of Obligation. Any Permitted Transfer by Fortress shall not relieve it of its remaining obligations as a Member under this Agreement, and any Permitted Transfer by Chelsea shall not relieve it of its remaining obligations as a Member under this Agreement.

          13.3 Admission of New Members. Unless otherwise permitted under Article VIII or this Article XIII, new Members may only be admitted to membership in the Company with the Approval of the Members. Any new Member must agree in writing to be bound by the terms and provisions of the Certificate and this Agreement, as may be amended, and upon admission, the new Member shall have all rights and duties of a Member.

          13.4 Certain Redemption Rights. At any time after the occurrence of Class A Redemption Event, Fortress shall have the irrevocable right ("Class A Redemption Right") to require the Company to redeem all but not less than all of the Class A Interest held by Chelsea exercisable by notice in writing to the Company, with a copy to Chelsea ("Class A Redemption Notice"). The Class A Redemption Notice shall contain an unconditional irrevocable promise by Fortress to make a capital contribution to the Company in an aggregate amount equal to the Class A Redemption Amount. The closing of any capital contribution and redemption pursuant to this Section 13.4 shall occur not later than the date that is the later of fifteen (15) days after the date of mailing of the Class A Redemption Notice and two (2) Business Days after the Rating Agencies shall, if Fortress shall determine such approval is required, have approved of the transaction contemplated by such closing, and each of the Members shall execute all documents and cooperate with each other in doing all things necessary to effect such closing. At such closing, Chelsea will tender to the Company all of the Class A Interest held by Chelsea in exchange for cash in an amount equal to the Class A Redemption Amount. If Chelsea shall fail at such closing to tender to the Company for redemption all of its Class A Interest, Fortress shall have the right, without the consent of Chelsea or any other Member, to cause the Company to redeem all but not less than all of the Class A Interests held by Chelsea for the Class A Redemption Amount, and Chelsea hereby authorizes Fortress or the Company, pursuant to an irrevocable power of attorney coupled with an interest, to take such actions and execute such documents on behalf of Chelsea and the Company to effect such a redemption. Upon such closing, Chelsea and Fortress shall cause the applicable Management Agreement related to the Class A Assets to be terminated. Any Class A Interest redeemed pursuant to this Section 13.4 shall be transferred to the Company free and clear of any and all Liens. In connection with any such redemption pursuant to this Section 13.4, the Members shall simultaneously amend this Agreement to the extent necessary or appropriate, in the reasonable judgment of Fortress, to provide for its complete ownership of the Class A Interest and complete control of the Class A Assets, including (i) to entitle Fortress to receive all subsequent Distributions with respect to the Class A Interest, (ii) to allocate to Fortress all subsequent allocations made under Article X hereof with respect to the Class A Interest, (iii) to remove all subsequent Distributions made to Fortress with respect to the Class A Interest from the determination of whether the 20% Priority Distribution has been received, (iv) to eliminate the right hereunder of Chelsea to receive Distributions with respect to the Class A Interest under Section 6.1, (v) to remove the Class A Interest from the Buy/Sell Right and the associated procedures set forth in Article VIII hereof with respect thereto, (vi) to permit Fortress to make all management decisions (including Major Decisions) with respect to the Class A Interest and the Class A Assets, and (vii) to provide that only Fortress will be entitled to receive subsequent reports and information with respect to the Class A Assets.

          13.5 Compliance; No Publicly Traded Partnership. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall Transfer or otherwise deal with any Membership Interest (including any Class Interest) in a way that would (i) violate applicable Law, including applicable securities Laws, (ii) cause a default under any material agreement to which the Company or any Subsidiary is a party or by which it is bound, or (iii) cause the Company or any Subsidiary to be classified as a publicly traded partnership within the meaning of Code Section 7704.

          13.6 Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its Subsidiaries or of any of their respective properties or other assets or, in connection therewith, to cause the sale of any such properties or assets, except as expressly provided in this Agreement. Notwithstanding any applicable Laws to the contrary, each Member (and its legal representatives, successors and permitted assigns) hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale with respect to its Membership Interest, or with respect to any properties or other assets of the Company or any of its Subsidiaries, except as expressly provided in this Agreement.

          13.7 Tax Allocations and Cash Distributions in Transfers. If a Membership Interest is transferred, unless the parties agree to follow another method consistent with Code Section 706(d), all the income, gain or loss shall be allocated between the transferor and transferee based upon an interim closing of the Company's books and records. In no event, however, shall cash from sale of Company property be distributed to any Member other than the Members owning Membership Interests as of the date of the distribution in question. All expenses incurred by the Company in connection therewith shall be borne by the transferor or the transferee as they may agree.

ARTICLE XIV
FINANCIAL AND ACCOUNTING MATTERS

          14.1 Bank Accounts; Investments. Capital Contributions, revenues and any other funds of the Company shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company, at the direction of the Operating Member, in furtherance of the purposes of the Company. No other funds shall be deposited into such bank accounts or commingled with such investments. Funds deposited in such bank accounts may be withdrawn only to be invested in furtherance of the purposes of the Company, to pay debts or obligations of the Company or the applicable Subsidiary or to be distributed to the Members pursuant to this Agreement.

          14.2 Fiscal Year. The Company's Fiscal Year shall end on December 31 of each calendar year. Each Fiscal Year shall consist of four quarters ending on March 31, June 30, September 30 and December 31 of such Fiscal Year.

          14.3 Books and Records.

          (a) Books of Account. The Operating Member shall keep separate books of account for each Class which shall contain a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the conduct of the investment activities of the Company and each Subsidiary in respect of each Class. The books of account shall be maintained in accordance with United States generally accepted accounting principles consistently applied and sufficient to obtain an opinion from the Accountant as to the Company's financial position and results of operations of the Company and each Subsidiary. The Company shall, or, as appropriate, shall cause the applicable Managing Agent to, maintain records, books and accounts with respect to the business and affairs of each Subsidiary in respect of each Class.

          (b) Accrual Method of Accounting. The Company and each Subsidiary shall use the accrual method of accounting with respect to each Class in the preparation of annual reports and for tax purposes and shall keep books in a form adequate to permit such reporting.

          (c) Expenses Chargeable to Company. The expenses chargeable to the Company shall include only those which are reasonable and necessary for the ordinary and efficient conduct of the Company's activities and the performance of the obligations of the Company under any agreements relating to the activities of the Company.

          (d) Review and Audit of Books. Each Member to the extent books and records relate to the Company or any Subsidiary in general (and not specifically to any Class) shall have the right to inspect or copy such records, and the Operating Member shall cause any Member owning an interest in a particular Class and wishing to inspect books and records of the Company, any Subsidiary or any Managing Agent that are related to such Class to be permitted to do so, and to be designated as a representative or designee of the Company or the Subsidiary entitled to review such books and records under the applicable Management Agreement to the extent such designation is required. Such Members' rights shall be exercisable during normal business hours upon seven (7) days' advance notice, and all such records, books and accounts may be made available at either the offices of the Operating Member or the principal office of the Company or any Subsidiary.

          14.4 Annual Audit.

          (a) Content. Each Fiscal Year, a general accounting and audit shall be made by the Accountant at the expense of the Company. The audit shall be conducted in accordance with United States generally accepted accounting principles and auditing standards.

          (b) Audited Financial Statements. Within sixty (60) days after the end of each Fiscal Year, the Operating Member shall furnish each Member with audited financial statements, prepared as to the Company in accordance with United States generally accepted accounting principles consistently applied, which shall contain a balance sheet as of the end of the Fiscal Year, statements of profit and loss and cash flow, a statement of changes in the Sub-Accounts (and corresponding Capital Accounts) and a statement of changes in financial position for the Fiscal Year then ended, and which shall be accompanied by a management letter from the Accountant with respect to internal controls of the Company. Drafts of such financial statements shall be delivered to each Member within forty-five (45) days after the end of each Fiscal Year. The timing of the annual audit for each Fiscal Year shall be such that the Accountant is in a position to render a conclusion as to the probable fairness of presentation of the financial statements of the Company for such Fiscal Year (which shall have been furnished pursuant to the above provisions of this Section) not later than sixty (60) days after the end of such Fiscal Year.

          (c) Tax Returns. The Tax Matters Member shall cause the Accountant to prepare all income and other tax returns of the Company on an accrual basis and, provided that the returns have been approved in the manner prescribed below, cause the returns to be filed in a timely manner. Not later than seventy-five (75) days after the end of the Fiscal Year for which such returns are required to be filed, the Tax Matters Member shall furnish to the tax representative of the other Members a draft of each such return before it has been filed. After approval of each such return by said representative, the Tax Matters Member shall file such returns and furnish to the Members customary tax and other information necessary for them to file their tax returns.

          14.5 Special Basis Adjustment. In connection with any Transfer of a Membership Interest (including any Class Interest) permitted by the terms of this Agreement, the Tax Matters Member may cause the Company, at the written request of the transferor, the transferee or the successor to such Membership Interest (and shall cause the Company, in the case of a Transfer to or from an affiliate of a Member) on behalf of the Company and at the time and in the manner provided in Treasury Regulation Section 1.754-1(b) (or any like statute or regulation then in effect), to make an election to adjust the basis of the Company's property in the manner provided in Code Sections 734(b) and 743(b) (or any like statute or regulation then in effect), and such transferee shall pay all costs incurred by the Company in connection therewith, including reasonable attorneys' and accountants' fees.

          14.6 Regulatory Reporting. The Operating Member shall be responsible for ensuring that any regulatory and investor reporting requirements imposed on the Company are duly met and complied with (at the Company's expense).

          14.7 Insurance. The Company shall obtain and maintain in full force and effect throughout the term of this Agreement insurance (i) of the types, coverages and amounts approved by the Operating Member and (ii) as may be prudent to carry on account of the activities of the Company and its Subsidiaries from time to time.

ARTICLE XV
DISSOLUTION AND TERMINATION

          15.1 Events Causing Dissolution. Except as set forth in Article VIII and this Article XV, no Member shall have the right and each Member hereby agrees not to resign or otherwise withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Company, or to petition or take any action to subject the properties or other assets of the Company (or any part thereof), to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. The Company shall be dissolved upon the occurrence of the first of any of the following events: (a) the Termination Date; (b) the Approval of the Members at any time to dissolve and wind up the affairs of the Company; (c) such time as there is no Member unless the business of the Company is continued in a manner permitted by the Act; (d) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (e) the Bankruptcy of the Company, provided, that under no circumstances shall the Members petition for or consent to a Bankruptcy without the Approval of the Members; and (f) the occurrence of any other event that causes the dissolution of the Company under the Act or that would make it unlawful for the business of the Company to be continued. Notwithstanding any other provision of this Agreement, the Bankruptcy of any Member shall not cause such Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, each Member waives any right that it may have under Section 18-801(b) of the Act to agree in writing to dissolve the Company upon the Bankruptcy of any Member or the occurrence of any event that causes any Member to cease to be a member of the Company.

          15.2 Effect of Dissolution. Upon dissolution of the Company pursuant to Section 15.1, the Company (i) shall not terminate but shall continue solely for the purposes of liquidating all of its properties and other assets (until all such properties and other assets have been converted to cash) and collecting the proceeds from such sales and all receivables of the Company (except to the extent they have been written off as uncollectible), and (ii) shall not engage in any further business thereafter other than that necessary to cause the Company's properties and other assets to be operated on an interim basis and for the Company to collect its receivables, liquidate its properties and other assets in an orderly and businesslike manner and to pay or otherwise discharge its liabilities, all in accordance with this Article XV. A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Company in order to reduce any risk of loss that might otherwise be attendant upon such a liquidation.

          15.3 Liquidation. The liquidation of the properties and other assets of the Company shall be supervised by such Person as may be selected by the Operating Member and reasonably satisfactory to the non-Operating Member (the "Liquidator"). The Liquidator shall have such power and authority, in the name of and for and on behalf of the Company: (i) to prosecute and defend civil, criminal or administrative suits; (ii) to collect properties and other assets, including all accounts receivable and obligations owed to the Company; (iii) to settle and close the Company's business; (iv) to dispose of and convey all properties and other assets of the Company for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of such properties or assets, having due regard for the activity and condition of the relevant market and general financial and economic conditions; (v) to pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of such properties and assets; (vi) to discharge known liabilities and other obligations of the Company and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; (vii) to distribute any remaining proceeds to the Members from the sale of such properties and assets; (viii) to prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable Law to effect the dissolution, liquidation and termination of the Company; and (ix) to exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Operating Member to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions, in each case subject to the provisions of this Agreement. The Liquidator (if not the Operating Member) shall not be liable as the Operating Member to the Members and shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in the Certificate and in Article XII.

          15.4 Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Members.

          15.5 No Deficit Restoration. Upon the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulation, each Member's Capital Account shall be adjusted for all contributions, distributions and allocations for all taxable years including the year during which such liquidation occurs. If a Member has a deficit in its Capital Account, such Member shall not be obligated to contribute any amount to the Company. The allocation provisions of this Agreement, including Section 15.6(d), are intended to produce final Capital Account balances which reflect the aggregate cumulative distribution rights described in Section 6.1.

          15.6 Distribution of Sale Proceeds and Other Assets. Upon completion of all desired sales of the properties and other assets of the Company, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any properties or other assets that are to be distributed in kind, as follows:

          (a) First, to creditors of the Company, including Members who are creditors to the extent otherwise permitted by Law (other than for past due Company distributions), whether by payment or establishment of reserves, in satisfaction of the Company's liabilities and other obligations to such creditors and in connection with the liquidation in the order of priority as provided by applicable Law;

          (b) Second, to establish reserves for known and unknown liabilities as determined by the Liquidator;

          (c) Third, to Members and former Members in satisfaction of the Company's liabilities and other obligations in respect of past due distributions to have been made to such Members and former Members; and

          (d) Thereafter, to the Members pro rata in accordance with their respective positive Capital Account balances, provided, that to the extent that the Members' positive Capital Account balances after reflection of all necessary adjustments do not correspond to the amounts that would have been distributed to the Members pursuant to Section 6.1 in a non-liquidating distribution, the allocations provided for in Article X shall be adjusted, to the least extent necessary, to produce Capital Account balances for the Members which correspond to the amount of distributions such Members would have received under Section 6.1, provided, further, that distributions pursuant to this Section 15.6(d) shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, ninety (90) days after the date on which the Company is liquidated).

          The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Capital Account balances or Membership Interests of each Member in such group.

          15.7 Final Audit. Within a reasonable time following the completion of the liquidation of the Company in accordance with Sections 15.2 and 15.3, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member's pro rata portion of distributions pursuant to Section 15.6.

          15.8 Date of Termination. The Company shall be terminated when its cash and other assets have been applied and distributed in accordance with the provisions of Section 15.6. The establishment of any reserves in accordance with the provisions of Section 15.6(b) shall not have the effect of extending the Termination Date of the Company, but any unexpended reserve amount shall be distributed in the order and priority provided in such Section upon expiration of the period of such reserves.

          15.9 Disposition of Books and Records. All books and records of the Company and its Subsidiaries shall be retained upon termination of the Company for a period of not less than seven (7) years by a party mutually acceptable to the Members. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Members equally. Such books and records shall be available during normal business hours to all Members for inspection and copying at such Member's cost and expense. If either Member for any reason ceases as provided herein to be a Member at any time prior to termination of the Company ("Non-Surviving Member"), and the Company is continued without the Non-Surviving Member, the other Member ("Surviving Member") agrees that the books and records of the Company up to the date of the termination of the Non-Surviving Member's interest shall be maintained by the Surviving Member, its successors and assigns, for a period of not less than seven (7) years thereafter; provided, however, that if there is an Internal Revenue Service examination or audit, or notice thereof, which requires access to such books and records , such books and records shall be retained until the examination or audit is completed and any tax liability finally determined, and provided further, the Non-Surviving Member shall reimburse the Surviving Member for one-half of personnel and storage costs associated herewith. The books and records of the Company shall be available for inspection, examination and copying by the Non-Surviving Member or its representatives upon reasonable notice in the same manner as herein provided during said seven (7) year period.

ARTICLE XVI
MISCELLANEOUS

          16.1 Notices. All notices and other communications required or permitted to be given to a Member under this Agreement shall be in writing and shall be personally delivered or sent by overnight courier, by facsimile transmission or by mail, certified mail, postage prepaid and return receipt requested, directed to the Member at the address set forth for the Member in Appendix E hereto, or at such other address as the Member may designate by notice given to the other Members in the manner stated in this Section. Notices which are delivered by hand or overnight courier shall be deemed received upon delivery. Notices delivered by facsimile shall be deemed delivered when delivery is confirmed by the sending Member's facsimile machine on the day sent, if received during normal business hours on a normal business day, if followed by hard copy via overnight mail for receipt the next business day, and otherwise on the next succeeding normal business day after such receipt. Notices which are deposited in the United States mail in accordance with the terms of this Section shall be deemed received three (3) Business Days after the date of mailing.

          16.2 Confidentiality. Each Member agrees not to divulge, communicate, use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information or trade secrets of the Company or any subsidiary or any other Member or its affiliates, including personnel information, secret processes, know-how, tenant lists, formulas or other technical data; provided, however, that this prohibition shall not apply (i) to any information which, through no improper action of such Member, is publicly available or generally known in the industry, (ii) to any information which is disclosed with the consent of the Members or (iii) as required by applicable Law.

          16.3 Governing Law. This Agreement and the Company shall be governed by the Laws of the State of Delaware. In particular, this Agreement is intended to comply with the requirements of the Act and the Certificate. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate, the Act and the Certificate (in that order of priority) will control.

          16.4 Submission to Jurisdiction. Each of the parties hereto (i) consents and submits to the jurisdiction of the Courts of the State of New York and of the Courts of the United States for a judicial district within the territorial limits of the State of New York for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof, (ii) consents and submits to the venue of such action or proceeding in the City and County of New York, New York (or such judicial district of a Court of the United States as shall include the same) and (iii) consents that service of legal process in any such action or proceeding may be made upon it by service upon its attorney, and by mailing a copy thereof by certified mail, return receipt requested, postage prepaid, to such party at its address specified in Appendix E hereto.

          16.5 Amendments. This Agreement may be modified or amended only by an instrument signed in writing by each of the Members.

          16.6 Attorneys' Fees. If any litigation is commenced between the parties hereto concerning any provision of this Agreement or the rights and duties of any Person in relation hereto, the party hereto prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover costs of suit, including a reasonable sum as and for attorneys' fees in such litigation. The costs of suit shall be determined by the court in such litigation or in a separate action brought for that purpose.

          16.7 Successors. Subject to the provisions of Articles VIII and XIII, all rights and duties of the parties to this Agreement shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

          16.8 Captions. Any Article, Section or Appendix titles or captions contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

          16.9 Invalidity. If any provision of this Agreement is held invalid, it shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

           16.10 Waivers. No failure by a Member to take any action with respect to a breach of this Agreement or a default by the other member shall constitute a waiver of the first Member's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Member of any breach or failure to comply with any provision of this Agreement by a Member shall not be construed as, or constitute, a waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

           16.11 Injunctive Relief. It is agreed between the parties hereto that the Company would be irreparably damaged by reason of any violation of any of the provisions of Sections 3.4 and 16.2, and that any remedy at law for a breach of such provisions would be inadequate. Therefore, the Company, and each Member on behalf of the Company, shall be entitled to seek to obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against any Member, such Member's agents, successors or permitted assigns for a breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood among the parties hereto that this injunctive or other equitable relief shall not be the Company's exclusive remedy for any breach of such provisions and the Company shall be entitled to seek any other relief or remedy that it may have by applicable Law or otherwise for any breach hereof, and it is agreed that the Company shall also be entitled to recover its attorneys' fees and expenses in any successful action or suit against any Member relating to any such breach.

           16.12 Entire Agreement. This Agreement (including the Recitals and Appendices hereto), the Asset Purchase Agreement, each Management Agreement and the Indemnity Agreement constitute the entire agreement among the Members regarding the subject matter hereof. This Agreement supersedes all prior written and oral statements (including the letter agreement dated November 7, 2000, between Fortress Investment Group LLC and Chelsea GCA Realty, Inc.), and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

           16.13 No Third Party Beneficiaries. Except as provided in Article XII, this Agreement is for the sole benefit of the Members and their respective successors and permitted assigns, and nothing expressed or implied shall give or be construed to give any Person, other than the Members (and successors and assigns) and such other Persons referred to in Article XII, any legal or equitable rights hereunder.

           16.14 Assignment. Except as otherwise provided in this Agreement, the rights and obligations under this Agreement may not be assigned by any Member to any third party without the prior written consent of each of the Members.

           16.15 Further Assurances. Each Member shall cooperate and take such action as may be reasonably requested by another Member in order to carry out the intent of the Members, the provisions and purposes of this Agreement and the transactions contemplated hereby. Subject to the provisions of this Agreement, each Member covenants, for itself and its successors and permitted assigns, to execute, with acknowledgment or verification, if required, any and all documents and writings that are necessary to operate the Company and to achieve its purposes.

           16.16 Interpretation. This Agreement is the product of a joint drafting effort of the parties and, therefore, no ambiguity in this Agreement shall be construed for or against either party. The term "including" shall mean "including, without limitation" or "including but not limited to" as the context shall require. All references to Sections and Appendices are to sections and appendices of this Agreement, unless otherwise specified. All Appendices are hereby incorporated herein.

           16.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of either party to a counterpart shall be deemed a signature to, and may be appended to, the other counterpart.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

F/C PRT INVESTMENT INC.
a Delaware corporation which is a REIT

By:  /s/
Name: William B. Doniger
Title:   Vice President

CHELSEA GCA REALTY
PARTNERSHIP, L.P.,
a Delaware limited partnership,

By: Chelsea GCA Realty, Inc.,
       a Maryland corporation,
       as sole general partner

By:  /s/
Name: Thomas J. Davis
Title: Chief Operating Officer

APPENDIX A

DEFINITIONS

          When used in this Agreement, the following terms will have the meanings set forth below:

           "Accountant" means Ernst & Young LLP, or such other nationally recognized accounting firm as may from time to time be Approved by the Members.

           "Act" means the Delaware Limited Liability Company Act (6 Del. C.ss.18-101, et seq.), as the same may from time to time be amended, supplemented or modified.

           "Adjusted Capital Account" mean, with respect to a Member, the balance, if any, in such Member's Capital Account, as described in Section 9.1 of this Agreement, increased by any amount which such Member is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amount (whether made or reasonably expected to be made) of any adjustment, allocation and distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

           "affiliate" means, with reference to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such referenced Person. For the purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, neither Chelsea nor Fortress shall be an affiliate of each other or the Company, nor shall the Company be an affiliate of either Chelsea or Fortress.

           "Agreement" means the Limited Liability Company Agreement of the Company, dated as of December 22, 2000, between the Initial Members, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

           "Approved by the Members" or "Approval of the Members" means, with respect to a particular matter, the prior written approval of each of the Members, being Fortress, on the one hand, and the Chelsea Group, on the other hand, entitled to vote in respect of or otherwise approve such matter.

           "Allocated General Expenses" shall mean, as to each Class and any relevant period, a proportionate share of General Operating Expenses, determined based on the proportions that Class Net Cash Flow bear to one another for such period determined without regard to Allocated General Expenses or Allocated Income Taxes for such period.

           "Allocated Income Taxes" shall mean, as to each Class and any relevant period, the product of Income Taxes and a fraction, the numerator of which is the positive amount of net or taxable income, or net profits, if any, attributable to such Class and included in the applicable tax base by the Governmental Entity imposing such tax in the relevant period and the denominator of which is the sum of the positive amounts of net or taxable income or net profits of all Classes making a positive contribution to such applicable tax base.

           "Asset Purchase Agreement" means the Agreement for Purchase and Sale of even date herewith among F/C Gilroy Development LLC, F/C Waterloo Development LLC, F/C Michigan City Development LLC, F/C Kittery Development LLC and Michigan Parking LLC, as the buyers, and Finger Lakes Outlet Center, L.L.C., The Prime Outlets at Michigan City Limited Partnership, The Prime Outlets at Gilroy Limited Partnership and Outlet Village of Kittery Limited Partnership, as the sellers.

           "Assets" means, collectively, the properties and other assets acquired pursuant to the Asset Purchase Agreement, and such other properties and assets as may from time to time be acquired by the Company and its Subsidiaries in accordance with this Agreement.

           "Bankruptcy" means, with respect to any Person, if (a) such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person, or of all or any substantial part of its properties, or (b) 120 days after the commencement of any proceeding against the person or entity seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or (ii) within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person, or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

           "Budget" has the meaning set forth in Section 7.5.

           "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required or permitted to be closed.

           "Buy/Sell Contribution Amount" has the meaning set forth in Section 8.1(b)

           "Buy/Sell Event" means an irreconcilable dispute concerning a Major Decision, which shall be deemed to exist on the tenth day following receipt by the Company and a Member of a written notice setting forth the other Member's good faith basis for believing that such irreconcilable dispute exists.

           "Buy/Sell Notice" has the meaning set forth in Section 8.1(a).

           "Buy/Sell Price" has the meaning set forth in Section 8.1(b).

           "Buy/Sell Redemption Amount" has the meaning set forth in Section 8.1(b).

           "Buy/Sell Right" has the meaning set forth in Section 8.1.

           "Capital Accounts" has the meaning set forth in Section 9.1.

           "Capital Contribution" means, with respect to any Member, the total amount of cash and the fair market value of any property or other assets (net of any debt to which such property or assets are subject), including Initial Capital Contributions, and additional capital contributions, if any, contributed to the Company in respect of a particular Class or all Classes by all the Members or any one Member, as the case may be, in exchange for an interest in the Company.

           "Certificate" has the meaning set forth in the recitals to this Agreement.

           "Chelsea" means Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership.

           "Chelsea Class A Holder" means the owner or owners from time to time of the Class A Interest originally issued to Chelsea pursuant to this Agreement.

           "Chelsea Class B Holder" means the owner or owners from time to time of the Class B Interest originally issued to Chelsea pursuant to this Agreement.

           "Chelsea Group" means the Chelsea Class A Holder and the Chelsea Class B Holder.

           "Class" means a separate class or group of Class Interests corresponding to an investment in specified Class Assets directly or indirectly by the Company or one or more Subsidiaries. With respect to Members, "Class" means the Member(s) holding all of the Class Interests that constitute a specified Class.

           "Class Assets" means the Class A Assets and the Class B Assets.

           "Class A Assets" means the properties and other assets of the Class A Subsidiaries.

           "Class A Interest" has the meaning specified in Section 2.4(b).

           "Class A Operating Member" has the meaning specified in Section 7.2(g).

           "Class A Redemption Amount" means, at a specified time, the lesser of (i) $14.1 million and (ii) the product of (A) the net operating income (calculated as set forth in the applicable Budget in accordance with GAAP) generated by the Class A Assets during the immediately preceding twelve (12) calendar months capitalized at a rate of 12% less the outstanding loan amount allocated to the Class A Assets and (B) the Class Percentage Interest of Chelsea in the Class A Interest.

           "Class A Redemption Event" means the issuance of an adverse judgment by a court of competent jurisdiction in respect of any matter for which Chelsea is required to indemnify Fortress pursuant to the Indemnity Agreement.

           "Class A Redemption Notice" has the meaning set forth in Section 13.4.

           "Class A Redemption Right" has the meaning set forth in Section 13.4.

           "Class A Subsidiaries" has the meaning specified in Section 2.4(b).

           "Class B Interest" has the meaning set forth in Section 2.4(c).

           "Class B Assets" means the properties and other assets of the Class B Subsidiaries.

           "Class B Subsidiaries" has the meaning specified in Section 2.4(c).

           "Class Interest" has the meaning set forth in Section 2.4(a).

           "Class Major Decision" has the meaning specified in Appendix D to this Agreement.

           "Class Member" means, with respect to a particular Class, the Member(s) making a Capital Contribution with respect to the Class and holding a Class Interest in such Class.

           "Class Net Cash Flow" means, with respect to each Class and any relevant period, the gross cash receipts or proceeds of the Company and the Subsidiary or Subsidiaries holding the related Investment attributable to the related Class Assets, reduced by (i) Direct Operating Expenses attributable to such Class, (ii) Allocated General Operating Expenses attributable to such Class, (iii) Allocated Income Taxes, if any, of the Company with respect to such Class and (iv) the portion thereof used to pay or establish reserves for all Company or related Subsidiary expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Members; provided, however, that such amount shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances not involving current cash expenditures, but shall be increased by any reductions of previously established reserves.

           "Class Percentage Interests" shall mean, with respect to a particular Class, the percentage interest that a Member holds in the capital, distributions and allocations of Net Profit or Net Loss with respect to such Class, which shall each initially correspond in amount to the Percentage Interest shown with respect to each Member and each Class in Appendix B to this Agreement.

           "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

           "Company" means F/C Acquisition Holdings LLC, a Delaware limited liability company, including, as the context requires, each of its Subsidiaries.

           "Company Income Taxes" shall mean all taxes imposed on the Company itself as an entity that are based on or measured by net or taxable income, or net profits, to the extent that such taxes are paid by, or Reserves for such taxes are established by, the Company in any period as to which a determination of Class Net Cash Flow is made.

           "Company Major Decision" has the meaning specified in Appendix C to this Agreement.

           "Company Minimum Gain" has the meaning set forth in Section 10.2(a).

           "Cumulative Profit Distributions" means, as to any Fiscal Year and each Class, cumulative Distributions made by the Company with respect to such Fiscal Year and all prior Fiscal Years pursuant to Section 6.2, but only to the extent that such Distributions exceed aggregate Capital Contributions.

           "Current Year's Cumulative Profits" means, as to any Fiscal Year and each Class, the cumulative Net Profits of the Company with respect to such Class, reduced by the cumulative Net Losses of the Company with respect to such Class, in each case with respect to such Fiscal Year and all prior Fiscal Years.

           "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

           "Direct Operating Expenses" shall mean, as to each Class and any relevant period, all reasonable and necessary cash expenses paid, and Reserves for such expenses established, by the Company or any Subsidiary that are directly attributable to the administration, collection, realization, maintenance and ownership of such Class Assets, including any payments made with respect to any legal fees, court costs, transfer taxes, income taxes, if any, imposed on the related Subsidiary itself as an entity and servicing fees attributable to such Class , but not expenses or Reserves for expenses that relate to the Company or its Subsidiaries in general rather than to any particular Subsidiary or Class Assets.

           "Distributions" means, as to each Member, any and all distributions of Net Cash Flow made to such Member hereunder from time to time.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "Fiscal Year" means the fiscal year (or any portion thereof) determined in accordance with Section 14.2 of this Agreement, or such other period as may be required by the Code. The initial Fiscal Year of the Company shall consist of the period from the date hereof to and including December 31, 2001.

           "Fortress" means F/C PRT Investment Inc., a Delaware corporation, which is a REIT.

           "GAAP" means generally accepted accounting principles, in effect from time to time in the United States.

           "General Operating Expenses" shall mean, with respect to any relevant period, general expenses paid, or Reserves for such expenses established by, the Company and its Subsidiaries, other than Income Taxes, that are not directly related to a particular Investment in Class Assets.

           "Governmental Entity" means any domestic or foreign, national, federal, state, provincial, local or court, administrative or regulatory agency or commission or other governmental authority or instrumentality, or any arbitration tribunal.

           "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

          (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as determined by the Members;

          (b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as determined by the Members as of the following times:

          (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

          (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and

          (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Members reasonably determine that such an adjustment is necessary to reflect the relative economic interests of the Members of the Company;

          (c) the Gross Asset Values of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset, unreduced by any liability secured by such asset, on the date of distribution as determined by the Members;

          (d) the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of "Net Profits" and "Net Losses" or Section 10.2(i)) hereof; and

          (e) the initial Gross Asset Value of the Company assets shall be $239,500,000.

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

           "Indemnified Persons" has the meaning set forth in Section 12.2.

           "Indemnifying Person" has the meaning set forth in Section 12.4.

           "Indemnity Agreement" means the Indemnity Agreement dated as of the date hereof between the Initial Members.

           "Initial Capital Contribution" has the meaning set forth in Section 5.1.

           "Initial Members" has the meaning set forth in the introduction of this Agreement.

           "Investment" means each direct or indirect individual investment in Class Assets by a Subsidiary.

           "Investment Committee" has the meaning set forth in Section 7.6.

           "IRR" shall mean the applicable specified annual pre-tax percentage internal rate of return on Capital Contributions made by each Member to the Company, from the date of such Member's initial Capital Contribution to the date of determination, taking into account all Distributions made by the Company to such Member pursuant to Section 6.1. The calculation of the IRR on each Capital Contribution shall be made in accordance with the conventional financial practice compounded annually. A Member has earned an internal rate of return of x percent on Capital Contributions of y dollars when the net present value of all distributions, discounted at an annualized interest rate of x percent, compounded annually, is equal to y.

           "Law" means any judgment, order or decree, or any statute, law, ordinance, rule or regulation, of any Governmental Entity.

           "Lender" means LaSalle Bank National Association, as trustee for CAPCO American Securitization Corp. Commercial Mortgage Pass-Through Certificates Series 1998 D-7 (as successor in interest to Nomura Asset Capital Corporation), and its successors and permitted assigns.

           "Lien" means any lien, pledge, charge, encumbrance, option, mortgage, claim, security interest, right of first refusal, or any other restriction or limitation of any nature whatsoever.

           "Liquidator" has the meaning set forth in Section 15.3.

           "Loan Agreement" means the Loan Agreement dated as of June 15, 1998, by and among Finger Lakes Outlet Center, L.L.C., The Prime Outlets at Michigan City Limited Partnership, The Prime Outlets at Gilroy Limited Partnership, and Outlet Village of Kittery Limited Partnership, as borrowers, and the Lender, and all agreements, instruments and other documents delivered by the borrowers pursuant thereto.

           "Losses" has the meaning set forth in Section 12.2.

           "Major Decisions" means the Company Major Decisions and the Class Major Decisions.

           "Management Agreement" means, with respect to any Subsidiary of the Company or any Class Assets, the Management Agreement between a Managing Agent and such Subsidiary of the Company or in respect of such Class Assets.

           "Managing Agent" means, with respect to a Management Agreement, Chelsea GCA Operating Corp., a Delaware corporation, or such other Person designated as the manager thereunder in accordance with the provisions thereof and hereof, or any successor or permitted assign thereof.

           "Members" means, at any time, Fortress, Chelsea, and any of their respective successors and permitted assigns, in each case so long as such Persons continue to hold Membership Interests.

           "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Section 10.2(b).

           "Member Nonrecourse Deductions" has the meaning set forth in Section 10.2(f).

           "Membership Interest" means, with respect to any Member, the limited liability company interest (as defined in the Act) of such Member in the Company as set forth on Appendix B to this Agreement, as amended from time to time, including each Member's Class Interests, Capital Account, voting rights and any other rights, benefits and obligations of such Member under this Agreement and the Act.

           "Net Cash Flow" means, as to any period, the sum of the Class Net Cash Flows as to such period.

           "Net Profits" or "Net Losses" means, as to each Fiscal Year with respect to each Class, an amount equal to the Company's taxable income or loss for such Fiscal Year attributable to such Class, determined in accordance with Code Section 703(a) determined as if the Subsidiary related to each such Class (or, in the case of the Class B Interest, the Subsidiaries related to such Class collectively) were a separate taxpayer, but allocating to each such Class its items in the nature of Direct Operating Expenses, Allocated Operating Expenses and Allocated Income Taxes under the methods used for purposes of determining Class Net Cash Flow, but using an accrual method rather than a cash method of accounting. For this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss, with the following adjustments as to each Class (without duplication):

          (a) any income that is exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

          (b) any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (c) in the event the Gross Asset Value of any asset is adjusted pursuant to applicable provisions of the Regulations, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

          (d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (e) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation with respect to each asset for such Fiscal Year, computed in accordance with the definition of Depreciation;

          (f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(4) and 1.704-1(b)(2)(iv)(m)(2) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

          (g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 10.2 or Section 10.3 shall not be taken into account in computing Net Profits or Net Losses.

          The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 10.2 and Section 10.3 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) above.

           "Nonrecourse Deductions" has the meaning set forth in Section 10.2(e) of this Agreement.

           "Non-Surviving Member" has the meaning set forth in Section 15.9.

           "Notified Party" has the meaning set forth in Section 8.1(a).

           "Notifying Party" has the meaning set forth in Section 8.1(a).

           "Operating Member" has the meaning set forth in Section 7.1.

           "Organization and Acquisition Costs" has the meaning set forth in Section 3.6.

           "Percentage Interest" means, with respect to any Member, the percentage of the Membership Interests held by such Member as set forth opposite its name on Appendix B to this Agreement, as amended from time to time, which percentage represents (i) the initial Capital Contributions of such Member divided by the aggregate amount of the initial Capital Contributions of all Members and (ii) so long as such Member holds both Class Interests issued to it initially under this Agreement, such Member's general share of the profits and, if applicable, losses of the Company and such Member's general rights to receive distributions of the Company's assets in accordance with the provisions of this Agreement.

           "Permitted Class A Transferee" means any officer, director, partner, stockholder or employee of Chelsea or Chelsea GCA Realty, Inc. (other than David Bloom and Charles Bloom), and members of their immediate family and any affiliates (including any Person controlled by one or more of the foregoing), whether acting alone or in combination with each other, but in each case having, in the good faith judgment of Chelsea, the financial means to meet the obligations of the Chelsea Class A Holder under this Agreement, except for any Person in which Chelsea or Chelsea GCA Realty, Inc., directly or indirectly (including through any Person in which either of them has an ownership interest), has an ownership interest.

           "Permitted Transferees" has the meaning set forth in Section 13.1.

           "Permitted Transfers" has the meaning set forth in Section 13.1.

           "Person" means any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or other legal entity or organization.

           "Portfolio Acquisition" has the meaning set forth in Section 3.4.

           "Prior Year's Cumulative Profits" means, as to any Fiscal Year and each Class, the cumulative Net Profits of the Company, reduced by the cumulative Net Losses of the Company, in each case with respect to all Fiscal Years prior to such Fiscal Year.

           "Purchase Election" has the meaning set forth in Section 8.1(c).

           "Rating Agencies" means Standard & Poors Ratings Services, a division of McGraw Hill Companies Inc., Moody's Investor Services, Inc., Fitch, Inc., and any successors to their respective statistical rating businesses.

           "REIT" means a "real estate investment trust", as defined in Code Section 856(a).

           "Reserves" means the amount set aside at a particular time as a reasonable allowance for the Company's contingencies and anticipated obligations (including working capital reserves and reasonable reserves for replacement of Company capital assets), as Approved by the Members from time to time.

           "Response Period" has the meaning set forth in Section 8.1(c).

           "Restricted Area" has the meaning set forth in Section 3.4.

           "Sale Election" has the meaning set forth in Section 8.1(c).

           "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "Sub-Account" means the separate account maintained for each Member in respect of each Class held by such Member in accordance with Section 9.1. The Sub-Accounts shall be maintained for each Class as though (i) such Class represented the only Class Interests in the Company, (ii) the Class Asset for that Class represented the only assets of the Company, and (iii) such Sub-Accounts were capital accounts maintained for such hypothetically separate entity in accordance with Section 1.704-1(b) of the Treasury Regulations, taking into account, however the Allocated General Expenses and Allocated Income Taxes allocable to such Class.

           "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, trust or other legal entity of which the securities having a majority of the ordinary voting power in electing the board of directors or similar governing body are, at the time of the determination being made, owned directly or indirectly by the applicable Person or which such person otherwise has the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

           "Surviving Member" has the meaning set forth in Section 15.9.

           "Tax Matters Member" has the meaning set forth in Section 11.2.

           "Tentative Allocations" means, as to any Fiscal Year and each Class, the excess, if any, of the Prior Year's Cumulative Profits over Cumulative Profit Distributions.

           "Termination Date" has the meaning set forth in Article 4.

           "Transfer" has the meaning set forth in Section 13.1.

           "Transferor" has the meaning set forth in Section 13.2(a).

           "Treasury Regulation" means the final and temporary regulations promulgated under the Code, including proposed regulations, to the extent that, by reason of their proposed effective date, could as of the date of any determination or opinion as to the tax consequences of any action or proposed action or transaction, be applied to the Company, any Subsidiary or any Member.

           "20% Priority Distribution" means that Fortress, on the one hand, and the Chelsea Group (collectively and not individually), on the other hand, have received distributions producing an IRR of 20% on their respective Capital Contributions.

           "UCC" means the Uniform Commercial Code in affect in the applicable state.

APPENDIX B
MEMBERS

    Member                                          Capital Contribution       Percentage Interest
    ------                                         --------------------       --------------------
                                                  Class A         Class B     Class A      Class B
                                                  -------         -------     -------      -------
    F/C PRT INVESTMENT INC.                         $___            $___         51%         51%

    c/o Fortress Investment Group LLC
    1301 Avenue of the Americas
    42nd Floor
    New York, NY 10019

    Initial Representative:  Wesley R. Edens
    Initial Alternate: William B. Doniger

    CHELSEA GCA REALTY                              $___            $___         49%         49%
    PARTNERSHIP, L.P.

    103 Eisenhower Parkway
    Roseland, New Jersey  07068
    Attention:  Chief Executive Officer

    Initial Representative:  Thomas J. Davis
    Initial Alternate:  David C. Bloom

APPENDIX C
COMPANY MAJOR DECISIONS

          Each of the following matters shall be a "Company Major Decision" for the purposes of the Agreement:

          (a) the sale, lease, exchange, transfer or other disposition (a "disposition") by the Company or any Subsidiary of any properties or assets having a value in excess of $25,000, including any of its membership interests in any Subsidiary, other than a disposition by any Subsidiary of properties or assets of any Class so long as no third party will have recourse to, or rights in, any properties or assets of the other Class;

          (b) the dissolution, liquidation, winding-up or termination of the Company;

          (c) the commencement of, or any determination not to contest, a Bankruptcy in respect of the Company;

          (d) any merger, consolidation, spin-off or reorganization involving the Company (including a merger of any Subsidiary into the Company);

          (e) any split, conversion, exchange, redesignation, combination or reclassification of any Membership Interests, other than in respect of the Class A Interest or the Class B Interest so long as such split, conversion, exchange, redesignation, combination or reclassification is solely in respect of such Class Interest and does not affect the other Class Interest;

          (f) the declaration, setting aside or the payment of any distributions (whether in cash or property, but excluding any mandatory tax distributions by the Company to any Member that is made available to all Members in accordance with Section 6.1), or any change in the dividend or distribution policy of the Company as set forth in the applicable Budget, other than a distribution or change that is solely in respect of any Class and does not effect the other Class;

          (g) (i) the incurrence by the Company or any Subsidiary of any indebtedness for borrowed money or any capitalized lease obligation, including the entry into any agreement, commitment, assumption or guarantee with respect thereto, including any financing, refinancing or securitization of any of its properties and assets (a "financing"), other than a financing by any Subsidiary solely with respect to any Class (or the related Class Assets), so long as no third party will have recourse to, or rights in, any Subsidiary of the other Class (or the related Class Assets), or (ii) the making of any loans by the Company, including the entry into any agreement, commitment, assumption or guarantee with respect thereto or to indemnify any third party or guarantee as a surety, endorser or otherwise for debt or obligations of any other Person (a "loan"), other than a loan by any Subsidiary solely with respect to any Class (or the related Class Assets) so long as no third party will have recourse to, or rights in, any Subsidiary of the other Class (or the related Class Assets);

          (h) the taking of, or the omission to take, any action that would cause or require any Member to repurchase, prepay or incur any indebtedness or guarantee or otherwise become personally liable for any indebtedness incurred by the Company without the prior consent of such Member;

          (i) except as otherwise expressly permitted by this Agreement, the entering into, consummation, amendment or termination of any transaction or other arrangement between or among the Company, on the one hand, and any Subsidiary or any Member (or one or more of their respective affiliates), on the other hand;

          (j) except as otherwise provided in Section 7.6, the entering into by the Company of any joint venture, partnership or other business association with, or the acquisition by the Company of any business or assets from, or the investment by the Company in, any other Person, in each case other than in the ordinary course of its business;

          (k) the making of, or the commitment to make, any capital expenditure in excess of $25,000, other than as expressly approved in the applicable Budget of the Company;

          (l) except as otherwise expressly permitted by this Agreement, (i) the removal of any Member or reduction of any Capital Account, (ii) the issuance, repurchase, redemption or other acquisition of any Membership Interests, Class Interests or capital stock of, or other equity or ownership interests in, the Company (or options thereon or securities convertible, exercisable or exchangeable into such securities), (iii) the admission of additional Members to the Company, or (iv) any Transfer of any Membership Interests, Class Interests or capital stock of, or other equity or ownership interest in, the Company;

          (m) any initial registered public offering of any securities of the Company or any Subsidiary;

          (n) any change of the Company's name, or any modification, supplement, amendment or restatement of or to the Certificate or this Agreement, or the taking of any acts which will have a material adverse effect on the tax and/or corporate or entity structure or on the tax treatment of the Company (other than solely in respect of any Subsidiary), the Members or the constituent beneficial owners of the Members;

          (o) the approval and adoption of the applicable Budget or Leasing Guidelines (as defined in the applicable Management Agreement) with respect to the Company, and any material change or amendment thereto;

          (p) except as expressly permitted by this Agreement, any designation or removal, or any change in the duties and responsibilities, of the Operating Member;

          (q) except as otherwise expressly permitted by this Agreement, (i) the institution of any legal claim or proceedings in the name of the Company, or (ii) the entering into of any settlement agreement or consent order, or other confession of any judgment, on behalf of the Company in respect of any claim, proceeding or judgment involving the Company, or any of their respective assets, where the liability of the Company under such agreement or order is in excess of $25,000;

          (r) any change to the independent accountants of the Company, or the making of any decisions relating to or any change in the accounting methods used by the Company, except as required by GAAP; and

          (s) any change in or amendment to Certificate relating to the matters referred to in clause (a) through (r) above.

APPENDIX D
CLASS MAJOR DECISIONS

          Each of the following matters shall, with respect to a particular Class, be a "Class Major Decision" for the purposes of the Agreement:

          (a) the sale, lease, exchange, transfer or other disposition (a "disposition") by any Subsidiary of properties or assets of any Class, having a value in excess of $25,000, so long as no third party will have recourse to, or rights in, the properties and assets of any Subsidiary of the other Class;

          (b) the dissolution, liquidation, winding-up or termination of any Subsidiary of any Class so long as such does not affect the other Class;

          (c) the commencement of, or any determination not to contest, Bankruptcy in respect of any Subsidiary of any Class so long as such commencement or distribution does not affect any Subsidiary of the other Class;

          (d) any merger, consolidation, spin-off or reorganization involving any Subsidiary of any Class so long as such merger, consolidation, spin-off or reorganization does not affect any Subsidiary of the other Class ;

          (e) any split, conversion, exchange redesignation, combination or reclassification of the Class A Interest or the Class B Interest so long as such split, conversion, exchange, redesignation, combination or reclassification is solely in respect of such Class Interest and does not affect the other Class Interest;

          (f) the declaration, setting aside or the payment of any distributions by the Company or any Subsidiary in respect of such Class (whether in cash or property, but excluding any mandatory tax distributions by the Company or any Subsidiary in respect of such Class to any Member that is made available to all Members in accordance with Section 6.1), or any change in the dividend or distribution policy of the Company or any Subsidiary in respect of such Class as set forth in the applicable Budget, so long as such distribution or change is solely in respect of such Class and does not affect the other Class;

          (g) (i) the incurrence by the Company or any Subsidiary of such Class of any indebtedness for borrowed money or any capitalized lease obligation, including the entry into any agreement, commitment, assumption or guarantee with respect thereto, including any financing, refinancing or securitization of any of its properties and assets solely with respect to any Subsidiary of such Class (or the related Class Assets) so long as no third party will have recourse to, or rights in, any Subsidiary of the other Class (or the related Class Assets), or (ii) the making of any loans by any Subsidiary of such Class, including the entry into any agreement, commitment, assumption or guarantee with respect thereto or to indemnify any third party or guarantee as a surety, endorser or otherwise for debt or obligations of any other Person solely with respect to any Subsidiary of such Class (or the related Class Assets), so long as no third party will have recourse to, or rights in, any Subsidiary of the other Class (or the related Class Assets);

          (h) the taking of, or the omission to take, any action that would cause or require any Class Member of such Class to repurchase, prepay or incur any indebtedness or guarantee or otherwise become personally liable for any indebtedness incurred by any Subsidiary of such Class without the prior consent of such Member;

          (i) except as otherwise expressly permitted by this Agreement, the entering into, consummation, amendment or termination of any transaction or other arrangement between or among any Subsidiary of such Class, on the one hand, and any other Subsidiary of such Class or any Class Member of such Class (or one or more of their respective affiliates), so long as any such arrangement is solely in respect of such Class and does not affect any Subsidiary of the other Class (or the related Class Assets);

          (j) except as otherwise provided in Section 7.6, the entering into by any Subsidiary of any joint venture with, partnership or other business association with, or the acquisition by such Subsidiary of the business or assets from, or investment by such Subsidiary in, any other Person, in respect of such Class, other than in the ordinary course of its business;

          (k) the making of, or the commitment to make, any capital expenditure in excess of $25,000 by any Subsidiary, in respect of such Class, other than as expressly approved in the applicable Budget;

          (l) except as otherwise expressly permitted by this Agreement, (i) the issuance or repurchase of any membership interests, class interests or capital stock of, or other equity or ownership interests in, any Subsidiary of such Class (or options thereon or securities convertible, exercisable or exchangeable into such interests) or (ii) any Transfer of any membership interests, class interest or capital stock of, or other equity or ownership interest in, any Subsidiary of such Class, in each case so long as any such arrangement is solely in respect of such Class and does not affect the other Class;

          (m) any change of the name of any Subsidiary of such Class, or any modification, supplement, amendment or restatement of or to the organization documents of such Subsidiary or this Agreement in respect of such Class, or the taking of any acts in respect of such Class which will have a material adverse effect on the tax and/or corporate or entity structure or on the tax treatment of the Subsidiary or Subsidiaries of such Class, so long as any such change, modification, supplement, amendment or restatement is solely in respect of such Class and does not affect the other Class;

          (n) the approval and adoption of any Budget or Leasing Guidelines (as defined in the applicable Management Agreement) with respect to any Subsidiary of such Class, and any material change or amendment thereto;

          (o) except as otherwise expressly permitted by any Management Agreement, (i) the institution of any legal claim or proceedings in the name of any Subsidiary of such Class, or (ii) the entering into of any settlement agreement or consent order, or other confession of any judgment, on behalf of any such Subsidiary in respect of any claim, proceeding or judgment involving such Subsidiary, or any of its respective assets, where the liability of such Subsidiary under such agreement or order is in excess of $25,000;

          (p) any change to the independent accountants of the Subsidiary of such Class, or the making of any decisions relating to or any change in the accounting methods used by any such Subsidiary, except as required by GAAP;

          (q) any other action or omission to act, including any decision to be made by the "owner" under any Management Agreement, that has or is reasonably likely to have an adverse effect on the value or risk to any Subsidiary of such Class (or the related Class Assets) that has not been specifically authorized in the applicable Budget; and

          (t) any change in or amendment to the certificate of formation of the Subsidiary or Subsidiaries of such Class relating to the matters referred to in clause (a) through (q) above.

APPENDIX E
ADDRESSES FOR NOTICES

(a)	If to Fortress, to:

c/o Fortress Investment Group LLC 1301 Avenue of the Americas 42nd Floor New York, NY 10019 Attention: Randal A. Nardone Facsimile No.: (212) 798-6133

(b)	If to Chelsea, to:

Chelsea GCA Realty Partnership, L.P. 103 Eisenhower Parkway Roseland, New Jersey 07068 Attention: Chief Executive Officer Facsimile No.: (201) 228-1694

with a copy to Chelsea GCA Realty Partnership, L.P. 103 Eisenhower Parkway Roseland, New Jersey 07068 Attention: General Counsel Facsimile No.: (201) 228-3891